EXHIBIT 99









                                      VIAD CORP
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
VIAD CORP SELECTED FINANCIAL AND OTHER DATA

Year ended December 31,                     1995             1994            1993            1992             1991
                                     -----------      -----------     -----------     -----------      -----------
OPERATIONS (000 omitted)
Revenues                           $   2,072,051    $   1,902,853   $   1,441,822   $   1,465,046    $   1,481,538
                                     ===========      ===========     ===========     ===========      ===========
Income (loss) from continuing
 operations (1)                    $      30,288    $      53,599   $      29,139   $       6,116    $     (40,763)
Income (loss) from
 discontinued operations (2)             (32,972)          86,712         112,947         (64,376)         (16,845)
                                     -----------      -----------     -----------     -----------      -----------
Income (loss) before
 extraordinary charge
 and cumulative effect of
 changes in accounting principle          (2,684)         140,311         142,086         (58,260)         (57,608)
Extraordinary charge for
 early retirement of debt                                                 (21,601)
Cumulative effect of changes in
 accounting principle (3)                (13,875)                                         (23,255)
                                     -----------      -----------     -----------     -----------      -----------
Net income (loss)                  $     (16,559)   $     140,311   $     120,485   $     (81,515)   $     (57,608)
                                     ===========      ===========     ===========     ===========      ===========
INCOME (LOSS) PER
 COMMON SHARE (dollars)
Continuing operations (1)          $        0.33    $        0.61   $        0.33   $        0.07    $       (0.53)
Discontinued operations (2)                (0.37)            1.00            1.32           (0.77)           (0.21)
                                     -----------      -----------     -----------     -----------      -----------
Income (loss) before
 extraordinary charge
 and cumulative effect of
 changes in accounting principle           (0.04)            1.61            1.65           (0.70)           (0.74)
Extraordinary charge                                                        (0.25)
Cumulative effect of changes
 in accounting principle (3)               (0.16)                                           (0.28)
                                     -----------      -----------     -----------     -----------      -----------
Net income (loss)
 per common share                  $       (0.20)   $        1.61   $        1.40   $       (0.98)   $       (0.74)
                                     ===========      ===========     ===========     ===========      ===========
Dividends declared per
 common share (4)                  $        0.62    $        0.59   $        0.56   $        0.60    $        0.70
                                     ===========      ===========     ===========     ===========       ==========
Average outstanding
 common and equivalent
 shares (000 omitted)                     88,707           86,646          85,406          84,026           79,822
                                     ===========      ===========     ===========     ===========       ==========
FINANCIAL POSITION
 AT YEAR-END (000 omitted)
Total assets                       $   3,723,680    $   3,247,182   $   2,726,148   $   2,596,742    $   3,068,464
Total debt                               889,291          741,969         629,829         675,608          518,887
$4.75 Redeemable
 preferred stock                           6,597            6,590           6,586           6,586            6,610
Common stock and
 other equity (4)                        548,169          555,093         469,688         390,395          940,721
                                     ===========      ===========     ===========     ===========       ==========
PEOPLE
Stockholders of record                    63,925           55,241          51,300          50,688           56,358
Employees of continuing
 businesses (average)                     25,737           26,882          19,322          20,971           22,950
                                     ===========      ===========     ===========     ===========       ==========

(1)   Includes a one-time gain of $2,260,000 (after-tax) or $0.03 per share, due to the curtailment of certain postretirement medical benefits in 1995.  After deducting restructuring and other charges of
$35,100,000 (after-tax) or $0.40 per share in 1995, $19,800,000 (after-tax) or $0.24 per share in 1992 and
$54,871,000 (after-tax) or $0.69 per share in 1991. Also after deducting $4,818,000 (after-tax), or $0.06 per share, in 1992 for increased ongoing expenses (above 1991 levels) resulting from the adoption of SFAS
No. 106 effective as of January 1, 1992.
(2)   See Notes A and D of Notes to Consolidated Financial Statements.
(3)   Initial application of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-
Lived Assets to Be Disposed Of" in 1995 and SFAS No. 106, "Employers' Accounting for Postretirement Benefits
Other Than Pensions" in 1992.
(4)   Viad's quarterly dividend was increased from $0.15 to $0.16 with the October 2, 1995 payment and from
$0.14 to $0.15 with the July 1, 1994 payment. The declines in dividends declared per common share in 1993 and 1992 and in common stock and other equity in 1992 reflect the spin-off of FINOVA. FINOVA's initial dividend rate after the spin-off early in 1992 maintained the 1991 annual dividend rate for stockholders who retained their FINOVA shares following the spin-off.

/TABLE
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION OF VIAD CORP

RESULTS OF OPERATIONS:
On August 15, 1996, Viad Corp ("Viad"), previously known as The Dial Corp, completed the spin-off of its consumer products business, now conducted under the name The Dial Corporation. In effecting the spin-off, one share of The Dial Corporation common stock was distributed for each share of Viad common stock outstanding (the "Distribution"). See Liquidity and Capital Resources and Note D of Notes to Consolidated Financial Statements.

Effective May 31, 1996, shareholders of a majority-owned Viad subsidiary, Greyhound Lines of Canada ("GLOC") voted to separate its intercity bus transportation business and its tourism business into two independent companies. At the same time, GLOC minority shareholders approved an automatic share exchange proposal whereby their ownership interests in the tourism company, aggregating 31.5 percent, were exchanged for Viad's 68.5 percent ownership interest in the intercity bus transportation company such that Viad became the owner of 100 percent of the tourism company in exchange for its ownership in the intercity bus transportation business. See Note D of Notes to Consolidated Financial Statements.

The accompanying Consolidated Financial Statements of Viad include the accounts of Viad and all of its subsidiaries. The statements have been prepared to reflect the historical financial position and results of operations as adjusted for the reclassification of the consumer products and Canadian intercity bus transportation businesses, along with the Transportation Manufacturing and Service Parts segment which was sold in 1993 and previously reported as discontinued, as discontinued operations for all periods presented.

1995 VS. 1994:
Revenues for 1995 were $2.1 billion compared with $1.9 billion in 1994.

Income from continuing operations for 1995 was $30.3 million, or $0.33 per share, after deducting Premier Cruise Lines asset write-downs of $35.1 million, or $0.40 per share, as discussed below, and including a $2.3 million gain, or $0.03 per share, on the curtailment of certain postretirement medical benefits in the Convention Services segment. Income from continuing operations in 1995, excluding the asset write-downs and the curtailment gain, was $63.1 million, or $0.70 per share, compared to $53.6 million, or $0.61 per share, in 1994.

Viad had a net loss of $16.6 million, or $0.20 per share, in 1995 compared with net income of $140.3 million, or $1.61 per share, in 1994. The 1995 net loss is after deducting a loss from discontinued operations of $33.0 million, or $0.37 per share, while the 1994 net income included income from discontinued operations of $86.7 million, or $1.00 per share. See Note D of Notes to Consolidated Financial Statements. The 1995 net loss is also after deducting a one-time charge of $13.9 million, or $0.16 per share, to record the cumulative effect to January 1, 1995, of the initial application of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." As discussed further in Note C of Notes to Consolidated Financial Statements, the SFAS No. 121 adjustment is a non-cash charge for assets held for disposal at January 1, 1995. In the fourth quarter of 1995, Viad elected early adoption of the new accounting standard as encouraged by the Financial Accounting Standards Board.

   Asset Write-Downs. In the third quarter of 1995, Viad announced that it would provide $55.5 million ($35.1 million after-tax) for the write-down of certain Premier Cruise Lines assets and intangibles, in light of current and anticipated conditions in its cruise market. The recoverability of operating assets and related goodwill associated with Premier Cruise Lines was evaluated based on current projections of the undiscounted operating income of the cruise operations. Heightened competition in the three-night and four-night cruise segment and in the Port Canaveral/Caribbean market, along with falling passenger counts industry-wide, caused management to lower its projections of future operating income. As a result, goodwill was written off and the carrying value of the Star/Ship Majestic was written down to its estimated net realizable value in the third quarter. See Note C of Notes to Consolidated Financial Statements.

   Airline Catering and Services. Revenues of the Airline Catering and Services segment increased $36.7 million or 5 percent from 1994 to 1995, with operating income increasing $6.2 million, or 10 percent. The increase is primarily attributed to having the United Airline flight kitchens, acquired in the first half of 1994, operational throughout 1995. Additional aircraft service locations and other new business from continuing locations also contributed to the increase, partially offset by the effect of further airline meal service cutbacks on certain domestic flights of short duration. Operating margins improved to
8.6 percent from 1994's 8.2 percent, as the former United flight kitchens reached normal efficiency levels during 1995 versus the start-up and training period in 1994.

   Convention Services. Convention Services' 1995 revenues of $589 million were up $66.3 million, or 13 percent, from those of the 1994 period, due primarily to acquisitions in 1995, including Giltspur, Inc., in the fourth quarter of 1995. Excluding the one-time $3.5 million ($2.3 million after-tax) gain on the curtailment of certain postretirement medical benefits, operating income increased $500,000, or 1 percent, while operating margins decreased to 8.7 percent in 1995 from 9.7 percent in 1994. Operating income and margins were impacted by certain shows not repeated each year and by higher costs of staging shows in certain locales, which more than offset the fourth quarter 1995 contribution from Giltspur.

   Travel and Leisure and Payment Services. Revenues of the Travel and Leisure and Payment Services segment were $682.7 million in 1995, up $66.2 million, or 11 percent, over those of 1994. These companies reported operating income of $3.9 million, after deducting the previously described $55.5 million write-down of Premier Cruise Lines assets. Excluding the asset write-downs, operating income for 1995 was $59.4 million, up $9.9 million, or 20 percent, from that of 1994. Viad's payment services subsidiary continues to invest increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues and operating income would be higher by $16 million and $7.9 million for 1995 and 1994, respectively. Operating margins on the fully taxable equivalent basis would be 10.8 percent in 1995, up from
9.2 percent in 1994.

On the fully taxable equivalent basis, 1995 revenues of payment services would be $41.9 million higher than those of 1994, due principally to increased investment income, revenues from new product lines and increased realized investment gains. Investment income increased due to higher investment yields and higher fund balances in 1995 than in 1994. On the fully taxable equivalent basis, payment services operating income would be $12.4 million above 1994, as the higher revenues more than offset higher commission expense for official checks and other volume-related costs.

Duty Free airport and shipboard concession revenues declined $1.4 million from 1994 to 1995, due primarily to 1994 including revenues of a major shipboard concession phased-out over the first ten months of 1994 and fewer passenger days for continuing business, which were offset in part by revenues from a revised airport concession arrangement late in 1995. Operating income improved $700,000, due mostly to lower operating expenses and the effect of higher revenue per passenger day.

Cruise revenues declined $1 million in 1995 compared with 1994 levels. Heightened competition in the Port Canaveral/Caribbean three-night and four-night cruise market and falling passenger counts industry-wide continued to negatively impact results. In addition, two ships were in drydock for repairs for a total of 44 ship days during the first quarter of 1995, and Viad commenced a four-year charter arrangement in February 1995 to lease one of its vessels, the Star/Ship Majestic, to a European operator, thereby decreasing total passenger service revenues. Excluding the $55.5 million of asset write-downs taken in the third quarter of 1995, operating results improved $4.6 million from those of 1994 due to lower operating expenses resulting from taking one vessel out of operation, reduced rent expense following the purchases during 1995 of two ships previously leased, and other cost reduction efforts.

Travel tour service revenues and operating income improved $49.9 million and $2.9 million, respectively, from 1994 levels, due primarily to strong growth in existing package tour operations, improved passenger volumes and hotel occupancy, favorable foreign exchange rates, and acquisitions of new tour operations in Ireland and Canada.

Food service revenues improved $3.1 million from those of 1994. Increased business at General Motors locations and at the America West Arena was partly offset by the closing of certain fast food outlets and the sale of a non-core operation in the second quarter of 1995. Operating income of the food service companies increased $100,000 from 1994 to 1995 as operating income generated from higher revenues was mostly offset by certain one-time costs associated with the sale of the non-core operation.

   Unallocated Corporate Expense and Other Items, Net.
Unallocated corporate expense and other items, net, decreased
$200,000, or 1 percent, from that of 1994.

   Interest Expense. Interest expense for 1995 increased $7.5 million over that of 1994, as both debt levels and interest rates on floating-rate debt were higher in 1995 than in 1994. Debt level increases are due primarily to the purchase of the Star/Ship Majestic in February 1995, the purchase of the Star/Ship Atlantic in July 1995 (both ships were previously leased), and the acquisition of Giltspur in October 1995.

   Income Taxes. Excluding the effects of the asset write-downs, the 1995 effective tax rate was 28.9 percent, down from 32.6 percent in 1994. This reduction in the effective tax rate resulted primarily from the increased use of tax-exempt investments by Viad's payment services subsidiary.

1994 VS. 1993:
Revenues for 1994 were $1.9 billion compared with $1.4 billion in 1993.

Income from continuing operations for 1994 was $53.6 million, or $0.61 per share, compared to $29.1 million, or $0.33 per share, in 1993. Results were aided by a full year's results from 1993 acquisitions of convention services businesses and the 1994 phase-in of flight kitchens acquired from United Airlines.

Net income for 1994 was $140.3 million, or $1.61 per share, compared with net income of $120.5 million, or $1.40 per share in 1993. The 1994 and 1993 net income includes income from discontinued operations of $86.7 million, or $1.00 per share, and $112.9 million, or $1.32 per share, respectively. See Note D of Notes to Consolidated Financial Statements. The 1993 net income is also after deducting a $21.6 million, or $0.25 per share, extraordinary charge for the early extinguishment of debt.

   Airline Catering and Services. Revenues of the Airline Catering and Services segment increased $260.9 million or 52 percent from 1993 to 1994, while operating income increased $20.5 million or 49 percent over the same period. Operating margins of the group declined slightly to 8.2 percent from 1993's 8.4 percent, as the newly acquired flight kitchens went through their start-up phase in 1994. Revenues and operating income increased primarily because of the acquisition and integration of fifteen airline catering kitchens from United Airlines in the U.S. and four airline catering kitchens in England and Scotland acquired from a British airline caterer. These acquisitions added significantly to airline catering's kitchens at international and major U.S. airports with a large number of longer domestic and international flights which require more meal service than average.

   Convention Services. Convention Services segment revenues for 1994 increased $166.4 million or 47 percent over those of 1993, while operating income increased $22.8 million or 82 percent. These increases were due to the inclusion of businesses acquired during 1993 for the full year of 1994 and the achievement of planned operating efficiencies for the merged operations, as indicated by the improvement in operating margins to 9.7 percent in 1994 from 7.8 percent in 1993.

   Travel and Leisure and Payment Services. Revenues of the Travel and Leisure and Payment Services segment were up $33.7 million or 6 percent from those of 1993, while operating income was down $6.9 million or 12 percent from that of 1993. Viad's payment services subsidiary is investing increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues would be up $37.6 million while the operating income decline would be $3.9 million less, or $3.0 million. Operating margins, on the fully taxable equivalent basis, declined to 9.2 percent in 1994 from 10.3 percent in 1993.

On the fully taxable equivalent basis, payment services' 1994 revenues would be $5.1 million more than those of 1993, due to higher interest income from an increase in funds invested and higher dispenser fee and service charge revenue, offset somewhat by cancellation of certain money order agents who presented undue credit risks. Lower operating expenses also contributed to the increase in operating income, which on the fully taxable equivalent basis would be $4.3 million higher than that of 1993.

Duty Free airport and shipboard concession operations achieved increases of $13.8 million in revenue and $1.5 million in operating income over 1993 levels, due mostly to new business and higher passenger volumes, offset partially by the phase-out of a major shipboard concession over the first ten months of 1994, the loss of an airport contract in the spring of 1994 and reductions of international flights at two other airports.

Cruise revenues declined $7.6 million in 1994 compared with 1993 levels due to lower Florida tourism and increased competition, while higher ship leasing costs due to higher interest rates offset continuing cost reductions and contributed to the $7.3 million decline in operating results.

Travel tour services revenues and operating income increased $2.8 million and $1.7 million, respectively, from those of 1993, due to increased passenger volumes.

The contract food service group's 1994 revenues increased $13.4 million due to increased production at auto manufacturing plants and new business, offset somewhat by loss of revenue from the closing of marginal locations. Excluding a $5 million one-time gain from the curtailment of a postretirement benefit plan in 1993, operating income was up $700,000 from 1993 levels.

   Unallocated Corporate Expense and Other Items, Net.
Unallocated corporate expense and other items, net, increased
$3.3 million or 11 percent from that of 1993.

   Interest Expense. Interest expense in 1994 was $2.9 million lower than in 1993. Higher average debt levels in 1994 related to expenditures during 1993 and 1994 for acquisitions in the airline catering and convention services businesses and the effects of higher floating interest rates, adjusted by the impact of interest rate swap agreements as discussed in Note H of Notes to Consolidated Financial Statements, combined to more than offset the reduction resulting from the prepayment of high-coupon, fixed-rate debt during the third quarter of 1993.

   Income Taxes. The 1994 effective tax rate declined to 32.6 percent from 1993's 38.4 percent (excluding from 1993 the $2.2 million, or $0.03 per share, favorable impact on deferred tax assets at January 1, 1993, from accounting for the effects of a one percent increase in the U.S. corporate income tax rate under the Omnibus Budget Reconciliation Act of 1993, which was signed into law on August 10, 1993). This reduction in the effective tax rate results primarily from the increased use of tax-exempt investments by Viad's payment services subsidiary.

LIQUIDITY AND CAPITAL RESOURCES:
As discussed in Note B of Notes to Consolidated Financial Statements, during 1995 Viad purchased for $111.1 million two cruise ships which were previously leased, completed several business acquisitions for an aggregate purchase price of $93.8 million and made other capital expenditures totaling $62.1 million. These expenditures were funded with operating cash flow and incremental debt of $147.3 million. As a result, Viad's total debt at December 31, 1995 increased to $889.3 million from $742.0 million at December 31, 1994. The debt to capital ratio was 0.61 to 1 and 0.57 to 1 at December 31, 1995 and December 31, 1994, respectively. Capital is defined as total debt plus minority interests, preferred stock and common stock and other equity.

In connection with the Distribution described in Notes A, D and H of Notes to Consolidated Financial Statements, in August 1996 Viad borrowed $280 million under a new $350 million bank credit facility and used the proceeds to repay floating rate indebtedness of Viad. The credit facility and the related liability were then assumed by The Dial Corporation upon the spin-off, effectively transferring a portion of Viad's outstanding indebtedness to The Dial Corporation. On a pro forma basis, after giving effect to the assumption of debt by The Dial Corporation and the reduction of equity upon the Distribution, Viad's debt-to-capital ratio would have been approximately 0.60 to 1 at December 31, 1995.

In July 1994, a Shelf Registration filed with the Securities and Exchange Commission became effective. Under the Shelf Registration, Viad can issue up to an aggregate $500 million of debt and equity securities. No debt has been issued under the program and there is no intention to issue any equity securities at the present time. The Shelf Registration increases Viad's future financing options.

Viad's payment service operations generate funds from the sale of money orders and other payment instruments (classified as "Payment service obligations"). The proceeds of such sales are invested by Viad's payment services subsidiary, in accordance with applicable state laws, in highly liquid debt instruments (classified, along with cash on hand and cash in transit from agents, as "Funds, agents' receivables and current maturities of investments restricted for payment service obligations"), which before consolidating eliminations included investment-grade commercial paper issued by Viad and supported along with the rest of Viad's outstanding commercial paper by a credit commitment under a long-term revolving bank credit agreement, as described in Note H of Notes to Consolidated Financial Statements; and in a portfolio of high-quality investments (approximately 99 percent have ratings of A- or higher or are collateralized by federal agency securities), including federal, state and municipal obligations, asset-backed securities and corporate debt securities (classified as "Investments restricted for payment service obligations"). These investments are restricted by state regulatory agencies for use by Viad's payment services subsidiary to satisfy the liability to pay, upon presentment, the face amount of such payment service obligations, and accordingly such assets are not available to satisfy working capital or other financing requirements of Viad. Fluctuations in the balances of payment service assets and obligations result from varying levels of sales of money orders and other payment instruments, the timing of the collections of agents' receivables and the timing of the presentment of such instruments.

With respect to working capital, in order to minimize the effects of borrowing costs on earnings, Viad strives to maintain current assets (principally cash, inventories and receivables) at the lowest practicable levels while at the same time taking advantage of the payment terms offered by trade creditors. These efforts notwithstanding, working capital requirements fluctuate significantly from seasonal factors as well as changes in levels of receivables and inventories caused by numerous business factors.

Viad satisfies a portion of its working capital and other financing requirements with short-term borrowings (through commercial paper, bank note programs and bank lines of credit) and the sale of receivables. As discussed in Note H of Notes to Consolidated Financial Statements, short-term borrowings are supported by a long-term revolving bank credit agreement. Effective with the Distribution in August 1996, Viad's reduced borrowings are supported by unused commitments under a new $400 million long-term revolving bank credit agreement which replaced the prior arrangement.

In addition, as discussed further in Note N of Notes to Consolidated Financial Statements, Viad has an agreement to sell up to $75 million ($140 million at December 31, 1995 when consumer products accounts receivable were included) of accounts receivable under which the purchaser has agreed to invest collected amounts in new purchases. The accounts receivable sold totaled $60.8 million at December 31, 1995. The agreement has a maturity date of August 1997.

As discussed in Note I of Notes to Consolidated Financial Statements, in September 1992 Viad sold 10,491,800 shares of treasury stock to Viad's Employee Equity Trust (the "Trust"). This Trust is being used to fund certain existing employee compensation and benefit plans over the scheduled 15-year term of the Trust. The Trust acquired the shares of common stock from Viad for a $200 million promissory note at the date of sale. For financial reporting purposes, the Trust is consolidated with Viad. The fair market value of the shares held by the Trust, representing unearned employee benefits, was recorded as a deduction from common stock and other equity, and is reduced as employee benefits are funded. At December 31, 1995, a total of 6,279,342 shares remained in the Trust and were available to fund future benefit obligations.

Capital spending has been reduced by obtaining, where appropriate, equipment and other property under operating leases. Viad's capital asset needs and working capital requirements are expected to be financed primarily with internally generated funds. Except as noted herein, cash flows from operations and the proceeds from the sale of businesses during the past three years along with proceeds from the exercise of stock options have been sufficient to finance capital expenditures, the purchase of businesses and cash dividends to shareholders. Viad expects these trends to continue with operating cash flows and proceeds from the sale of Trust shares and other treasury stock generally being sufficient to finance its business. Should financing requirements exceed such sources of funds, Viad believes it has adequate external financing sources available, including Viad's $500 million Shelf Registration, to cover any such shortfall.

As indicated in Note L of Notes to Consolidated Financial Statements, while certain pension plans' assets exceed accumulated benefit obligations, certain other plans' accumulated benefit obligations exceed assets, although Viad has paid the minimum funding required by applicable regulations for all plans. The deficiency in the underfunded plans is expected to be reduced through the payment of the minimum funding requirement over a period of several years. Unfunded pension and other postretirement benefit plans require payments over extended periods of time. Such future funding and benefit payments are not expected to materially affect Viad's liquidity.

As of December 31, 1995, Viad has recorded U.S. deferred income tax assets totaling $87.5 million, which Viad believes to be fully realizable in future years. The realization of such benefits will require average annual taxable income over the next 15 years (the current Federal loss carryforward period) of approximately $17 million. Viad's average U.S. pretax income from continuing operations, exclusive of nondeductible goodwill amortization but after deducting asset write-downs, over the past three years has been approximately $30 million ($49 million before deducting asset write-downs). Furthermore, approximately $21 million of the deferred income tax benefits relate to pensions and other employee benefits which will become deductible for income tax purposes as they are paid, which will occur over extended periods of time.

Viad is subject to various environmental laws and regulations of the United States as well as of the states and other countries in whose jurisdictions Viad has or had operations and is subject to certain international agreements. As is the case with many companies, Viad faces exposure to actual or potential claims and lawsuits involving environmental matters. Viad believes that any liabilities resulting therefrom, after taking into consideration amounts already provided for, but exclusive of any potential insurance recovery, should not have a material adverse effect on Viad's financial position or results of operations.

BUSINESS OUTLOOK AND RECENT DEVELOPMENTS:
The challenges for Viad's businesses going into 1996 and beyond are many. Responding to ongoing competitive challenges from within the marketplace and the uncertainties of the unpredictable economic environment will require that Viad continue to focus on monitoring and reducing costs and expenses in addition to emphasizing revenue growth. Viad remains aggressive in its commitment to continue to enhance stockholder value in the years ahead.

As provided by the "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995", Viad cautions readers that, in addition to the historical information contained herein, this annual report includes certain forward-looking statements, assumptions and discussions which involve risks and uncertainties, including, but not limited to, economic, competitive and capital marketplace factors which affect Viad's operations, markets, products, services and prices and could cause Viad's future results and stockholder values to differ materially from those expressed in any forward-looking comments made by, or on behalf of, Viad.

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING

The management of Viad Corp has the responsibility for preparing and assuring the integrity and objectivity of the accompanying financial statements and other financial information in this report. The financial statements were developed using generally accepted accounting principles and appropriate policies, consistently applied except for the change in 1995 to comply with new accounting requirements for impairment of long-lived assets as discussed in Note C of Notes to Consolidated Financial Statements. They reflect, where applicable, management's best estimates and judgments and include disclosures and explanations which are relevant to an understanding of the financial affairs of the Company.

The Company's financial statements have been audited by Deloitte & Touche LLP, independent auditors elected by the stockholders. Management has made available to Deloitte & Touche LLP all of the Company's financial records and related data, and has made appropriate and complete written and oral representations and disclosures in connection with the audit.

Management has established and maintains a system of internal control that it believes provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets and the prevention and detection of fraudulent financial reporting. The system of internal control is believed to provide for appropriate division of responsibilities and is documented by written policies and procedures that are utilized by employees involved in the financial reporting process. Management also recognizes its responsibility for fostering a strong ethical climate. This responsibility is characterized and reflected in the Company's Code of Corporate Conduct, which is communicated to all of the Company's executives and managers.

The Company also maintains a comprehensive internal auditing function which independently monitors compliance and assesses the effectiveness of the internal controls and recommends potential improvements thereto. In addition, as part of their audit of the Company's financial statements, the independent auditors review and evaluate selected internal accounting and other controls to establish a basis for reliance thereon in determining the audit tests to be applied. There is close coordination of audit planning and coverage between the Company's internal auditing function and the independent auditors. Management has considered the recommendations of both internal auditing and the independent auditors concerning the Company's system of internal control and has taken actions believed to be cost-effective in the circumstances to implement appropriate recommendations and otherwise enhance controls. Management believes that the Company's system of internal control accomplishes the objectives discussed herein.

The Board of Directors oversees the Company's financial reporting through its Audit Committee, which regularly meets with management representatives and, jointly and separately, with the independent auditors and internal auditing management to review accounting, auditing and financial reporting matters.





/s/ Ermo S. Bartoletti
Ermo S. Bartoletti
Vice President--Internal Auditing





/s/ Richard C. Stephan
Richard C. Stephan
Vice President--Controller

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Viad Corp:

We have audited the accompanying consolidated balance sheets of Viad Corp (formerly named The Dial Corp) as of December 31, 1995 and 1994, and the related consolidated statements of income, common stock and other equity and of cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Viad Corp as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note C of Notes to Consolidated Financial
Statements, the Company changed its method of accounting for impairment of long-lived assets in 1995.



/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Phoenix, Arizona
February 23, 1996, except for Note D,
  as to which the date is September 9, 1996


VIAD CORP CONSOLIDATED BALANCE SHEET

December 31, (000 omitted, except share data)
                                                             1995            1994
                                                      -----------     -----------
ASSETS
Current assets:
 Cash and cash equivalents                          $      16,133   $      24,514
 Receivables, less allowance of
   $14,793 and $16,210                                    161,600         139,139
 Inventories                                               84,462          70,226
 Deferred income taxes                                     31,639          19,656
 Other current assets                                      42,170          32,839
                                                      -----------     -----------
                                                          336,004         286,374
 Funds, agents' receivables and
   current maturities of investments
   restricted for payment service
   obligations, after eliminating
   $90,000 and $80,000 invested in
   Viad commercial paper                                  786,081         661,252
                                                      -----------     -----------
 Total current assets                                   1,122,085         947,626
Investments restricted for
 payment service obligations                              880,035         678,550
Property and equipment                                    561,569         467,338
Other investments and assets                              103,508          92,445
Investments in discontinued operations                    481,269         533,508
Deferred income taxes                                      55,882          53,751
Intangibles                                               519,332         473,964
                                                      -----------      -----------
                                                    $   3,723,680   $   3,247,182
                                                      ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                   $     118,212   $     105,691
 Accrued compensation                                      64,918          63,413
 Other current liabilities                                235,081         203,132
 Current portion of long-term debt                         77,450          22,280
                                                      -----------     -----------
                                                          495,661         394,516
 Payment service obligations                            1,739,508       1,438,960
                                                      -----------      -----------
 Total current liabilities                              2,235,169       1,833,476
Long-term debt                                            811,841         718,774
Pension and other benefits                                 82,588          75,971
Other deferred items and
 insurance reserves                                        26,698          50,439
Commitments and contingent liabilities
 (Notes I, M, N and O)
Minority interests                                         12,618           6,839
$4.75 Redeemable preferred stock                            6,597           6,590
Common stock and other equity:
 Common stock, $1.50 par value,
   200,000,000 shares authorized,
   97,108,724 shares issued                               145,663         145,663
 Additional capital                                       362,205         308,350
 Retained income                                          322,439         393,233
 Cumulative translation adjustments                       (18,380)        (20,910)
 Unearned employee benefits                              (213,996)       (176,201)
 Unrealized gain (loss) on securities
   available for sale, net of tax                           1,456         (21,742)
 Common stock in treasury, at cost,
   2,877,500 and 4,319,624 shares                         (51,218)        (73,300)
                                                      -----------      -----------
 Total common stock and other equity                      548,169         555,093
                                                      -----------      -----------
                                                    $   3,723,680   $   3,247,182
                                                      ===========     ===========

See Notes to Consolidated Financial Statements.


VIAD CORP STATEMENT OF CONSOLIDATED INCOME

Year ended December 31, (000 omitted, except per share data)

                                            1995             1994            1993
                                     -----------      -----------     -----------
REVENUES                           $   2,072,051    $   1,902,853   $   1,441,822
                                     -----------      -----------     -----------
Costs and expenses:
 Costs of sales and services           1,889,382        1,740,265       1,315,634
 Asset write-downs                        55,500
 Unallocated corporate expense
   and other items, net                   33,354           33,594          30,314
 Interest expense                         54,751           47,247          50,175
 Minority interests                        2,629            2,279           1,902
                                     -----------      -----------      -----------
                                       2,035,616        1,823,385       1,398,025
                                     -----------      -----------     -----------
Income before income taxes                36,435           79,468          43,797
Income taxes                               6,147           25,869          14,658
                                     -----------      -----------     -----------
INCOME FROM
 CONTINUING OPERATIONS                    30,288           53,599          29,139

Income (loss) from
 discontinued operations                 (32,972)          86,712         112,947
                                     -----------      -----------     -----------
Income before extraordinary
 charge and cumulative effect
 of change in accounting
 principle                                (2,684)         140,311         142,086
Extraordinary charge for early
 retirement of debt, net of tax
  benefit of $11,667                                                      (21,601)
Cumulative effect, net of tax
 benefit of $8,459, to January 1,
 1995, of initial application of
 SFAS No. 121, "Accounting for
 the Impairment of Long-Lived
 Assets and for Long-Lived Assets
 to Be Disposed Of"                      (13,875)
                                     -----------      -----------     -----------
NET INCOME (LOSS)                  $     (16,559)   $     140,311   $     120,485
                                     ===========      ===========     ===========

INCOME (LOSS) PER COMMON SHARE:
 Continuing operations             $        0.33    $        0.61   $        0.33
 Discontinued operations                   (0.37)            1.00            1.32
                                     -----------      -----------     -----------
 Income before extraordinary
   charge and cumulative
   effect of change in
   accounting principle                    (0.04)            1.61            1.65
 Extraordinary charge                                                       (0.25)
 Cumulative effect, to
   January 1, 1995, of
   initial application of
   SFAS No. 121                            (0.16)
                                     -----------      -----------     -----------
NET INCOME (LOSS) PER
 COMMON SHARE                      $       (0.20)   $        1.61   $        1.40
                                     ===========      ===========     ===========
Dividends declared per
 common share                      $        0.62    $        0.59   $        0.56
                                     ===========      ===========     ===========
Average outstanding common
 and equivalent shares                    88,707           86,646          85,406
                                     ===========      ===========     ===========

See Notes to Consolidated Financial Statements.


VIAD CORP STATEMENT OF CONSOLIDATED CASH FLOWS

Year ended December 31, (000 omitted)
                                                   1995            1994             1993
                                            -----------     -----------      -----------
CASH FLOWS PROVIDED (USED)
 BY OPERATING ACTIVITIES:
Net income (loss)                         $     (16,559)  $     140,311    $     120,485
Adjustments to reconcile
 net income (loss) to net cash
 provided by operating activities:
   Depreciation and amortization                 79,117          68,988           60,574
   Deferred income taxes                        (11,197)         13,630           28,357
   Discontinued operations                       32,972         (86,712)        (112,947)
   Extraordinary charge for
    early retirement of debt                                                      21,601
   Cumulative effect of change
    in accounting principle                      13,875
   Asset write-downs                             55,500
   Other noncash items, net                         482           6,417           27,427
   Change in operating assets
    and liabilities:
    Receivables and inventories                 (36,495)        (29,361)         (27,712)
    Payment service assets and
      obligations, net                          186,908         166,200          141,881
    Accounts payable and
      accrued compensation                       (5,240)         19,602           14,086
    Other assets and
      liabilities, net                          (33,037)         23,458          (19,486)
                                            -----------     -----------      -----------
Net cash provided by
 operating activities                           266,326         322,533          254,266
                                            -----------     -----------      -----------
CASH FLOWS PROVIDED (USED)
 BY INVESTING ACTIVITIES:
Capital expenditures                            (62,127)        (68,252)         (68,326)
Purchases of cruise ships
 previously leased                             (111,103)
Acquisitions of businesses and
 other assets, net of cash
 acquired                                       (93,803)       (145,042)        (137,787)
Proceeds from sales of property
 and equipment                                   11,841           6,256           14,432
Investments restricted for
 payment service obligations:
 Proceeds from sales and
   maturities of securities
   classified as available
   for sale                                     485,664         237,972
 Proceeds from sales and
   maturities of securities
   classified as held to
   maturity                                      22,201
 Proceeds from sales and
   maturities of investments                                                     626,527
 Purchases of securities
   classified as available
   for sale                                    (577,884)       (341,716)
 Purchases of securities
   classified as held to
   maturity                                    (103,553)       (105,023)
 Purchases of investments                                                       (767,035)
Proceeds from sale of
 shares of MCII                                                                  245,700
Investments in and advances
 from (to) discontinued
 operations, net                                 19,267           1,829          (44,163)
Other, net                                         (317)           (190)            (288)
                                            -----------     -----------      -----------
Net cash used by
 investing activities                          (409,814)       (414,166)        (130,940)
                                            -----------     -----------      -----------
CASH FLOWS PROVIDED (USED)
 BY FINANCING ACTIVITIES:
Proceeds from long-term borrowings               40,000          70,000          229,358
Payments on long-term borrowings                 (2,314)         (2,238)        (171,514)
Extraordinary charge for early
 retirement of debt                                                              (21,601)
Net change in short-term
 borrowings classified
 primarily as long-term debt                    100,388          44,296         (104,942)
Dividends on common and
 preferred stock                                (55,024)        (51,401)         (48,345)
Minority portion of subsidiary's
 special dividend                                                (9,761)
Proceeds from sales of treasury stock            32,062          28,546           43,286
Common stock purchased for treasury                                              (38,642)
Net change in receivables sold                   36,797           6,000           15,000
Cash payments on interest
 rate swaps                                     (16,802)        (17,795)         (32,909)
                                            -----------     -----------      -----------
Net cash provided (used) by
 financing activities                           135,107          67,647         (130,309)
                                            -----------     -----------      -----------
Net decrease in cash and
 cash equivalents                                (8,381)        (23,986)          (6,983)
Cash and cash equivalents,
 beginning of year                               24,514          48,500           55,483
                                            -----------     -----------      -----------
CASH AND CASH EQUIVALENTS,
 END OF YEAR                              $      16,133   $      24,514    $      48,500
                                            ===========     ===========      ===========

See Notes to Consolidated Financial Statements.

VIAD CORP STATEMENT OF CONSOLIDATED COMMON STOCK AND OTHER EQUITY

Year ended December 31, (000 omitted)
                                                   1995            1994             1993
                                            -----------     -----------      -----------
COMMON STOCK:
Balance, beginning of year                $     145,663   $      72,832    $      72,832
Two-for-one stock split                                          72,831
                                            -----------     -----------      -----------
Balance, end of year                      $     145,663   $     145,663    $      72,832
                                            ===========     ===========      ===========
ADDITIONAL CAPITAL:
Balance, beginning of year                $     308,350   $     378,814    $     390,790
Two-for-one stock split                                         (72,831)
Treasury shares issued in
 connection with employee
 benefit plans                                     (752)         (2,763)          (5,850)
Treasury shares issued in
 connection with dividend
 reinvestment plan                                2,949           1,175              550
Net change in unamortized
 amount of performance-based
 and restricted stock awards                      2,428          (4,456)           2,063
Employee Equity Trust adjustment
 to market value                                 54,484           8,635           (8,723)
Treasury shares issued in
 connection with acquisition
 of subsidiary                                   (5,202)
Other, net                                          (52)           (224)             (16)
                                            -----------     -----------      -----------
Balance, end of year                      $     362,205   $     308,350    $     378,814
                                            ===========     ===========      ===========
RETAINED INCOME:
Balance, beginning of year                $     393,233   $     304,481    $     234,655
Net income (loss)                               (16,559)        140,311          120,485
Dividends on common and
 preferred stock                                (55,024)        (51,401)         (48,345)
Other, net                                          789            (158)          (2,314)
                                            -----------     -----------      -----------
Balance, end of year                      $     322,439   $     393,233    $     304,481
                                            ===========     ===========      ===========
CUMULATIVE TRANSLATION
 ADJUSTMENTS:
Balance, beginning of year                $     (20,910)  $      (9,889)   $     (11,341)
Unrealized translation gain (loss)                2,530         (11,021)            (279)
Disposition of Transportation
 Manufacturing and Service
 Parts segment                                                                     1,731
                                            -----------     -----------      -----------
Balance, end of year                      $     (18,380)  $     (20,910)   $      (9,889)
                                            ===========     ===========      ===========
UNEARNED EMPLOYEE BENEFITS:
Balance, beginning of year                $    (176,201)  $    (189,940)   $    (245,155)
Employee benefits earned                         16,689          22,374           46,492
Employee Equity Trust adjustment
 to market value                                (54,484)         (8,635)           8,723
                                            -----------     -----------      -----------
Balance, end of year                      $    (213,996)  $    (176,201)   $    (189,940)
                                            ===========     ===========      ===========
UNREALIZED GAIN (LOSS) ON
 SECURITIES AVAILABLE FOR SALE:
Balance, beginning of year                $     (21,742)  $         ---    $         ---
Unrealized loss on securities
 available for sale at
 January 1, 1994, due to
 adoption of SFAS No. 115                                        (1,369)
Net change in unrealized
 gain (loss)                                     23,198         (20,373)
                                            -----------     -----------      -----------
Balance, end of year                      $       1,456   $     (21,742)   $         ---
                                            ===========     ===========      ===========
COMMON STOCK IN TREASURY:
Balance, beginning of year                $     (73,300)  $     (86,610)   $     (51,386)
Purchase of shares                                                               (38,642)
Shares issued in connection
 with employee benefit plans                      8,448           4,794            1,934
Shares issued in connection
 with dividend reinvestment plan                  6,368           4,866            2,233
Shares issued in connection with
 acquisition of subsidiary                        5,131
Other, net                                        2,135           3,650             (749)
                                            -----------     -----------      -----------
Balance, end of year                      $     (51,218)  $     (73,300)   $     (86,610)
                                            ===========     ===========      ===========

COMMON STOCK AND OTHER EQUITY             $     548,169   $     555,093    $     469,688
                                            ===========     ===========      ===========

See Notes to Consolidated Financial Statements.


VIAD CORP NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 1995, 1994 and 1993

A. SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation. The Consolidated Financial Statements of Viad Corp ("Viad"), previously known as The Dial Corp, include the accounts of Viad and all of its subsidiaries. On August 15, 1996, Viad spun-off its consumer products business, now conducted under the name The Dial Corporation. Viad also disposed of its 68.5 percent ownership interest in its Canadian intercity bus transportation business on May 31, 1996. The accompanying financial statements have been prepared to reflect the historical financial position and results of operations as adjusted for the reclassification of the consumer products and Canadian intercity bus transportation businesses, along with the Transportation Manufacturing and Service Parts segment which was sold in 1993 and previously reported as discontinued, as discontinued operations for all periods presented. See Note D of Notes to Consolidated Financial Statements.

The Consolidated Financial Statements are prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Intercompany accounts and transactions between Viad and its subsidiaries have been eliminated in consolidation. Described below are those accounting policies particularly significant to Viad, including those selected from acceptable alternatives.

Cash Equivalents. Viad considers all highly liquid investments with original maturities of three months or less from date of purchase as cash equivalents.

Inventories. Inventories, which consist primarily of duty-free merchandise, exhibit materials, and supplies used in providing services, are stated at the lower of cost (first-in, first-out and average cost methods) or market.

Funds and Agents' Receivables and Investments Restricted for Payment Service Obligations. Viad's payment service operations generate funds from the sale of money orders and other payment instruments (classified as "Payment service obligations"). The proceeds of such sales are invested by Viad's payment services subsidiary, in accordance with applicable state laws, in highly liquid debt instruments, (classified, along with cash on hand and cash in transit from agents, as "Funds, agents' receivables and current maturities of investments restricted for payment service obligations"), which before consolidating eliminations, included investment-grade commercial paper issued by Viad and supported along with the rest of Viad's outstanding commercial paper by a credit commitment under a long-term revolving bank credit agreement, as described in Note H of Notes to Consolidated Financial Statements; and in a portfolio of high-quality investments (approximately 99 percent have ratings of A- or higher or are collateralized by federal agency securities), including federal, state and municipal obligations, asset-backed securities and corporate debt securities (classified as "Investments restricted for payment service obligations"). These investments are restricted by state regulatory agencies for use by Viad's payment services subsidiary to satisfy the liability to pay, upon presentment, the face amount of such payment service obligations and, accordingly such assets are not available to satisfy working capital or other financing requirements of Viad.

Effective January 1, 1994, Viad adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Viad is required by SFAS No. 115 to classify securities at acquisition into one of three categories: available for sale, held to maturity, or trading, with different reporting requirements for each classification. See Note E of Notes to Consolidated Financial Statements for a discussion of the classification and reporting of these securities.

Impairment of Long-Lived Assets. As discussed further in Note C of Notes to Consolidated Financial Statements, in the fourth quarter of 1995, Viad elected the early adoption of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes the accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets which are to be held and used and for long-lived assets and certain identifiable intangibles which are to be disposed of.

In accordance with the provisions of SFAS No. 121, Viad reviews the carrying values of its long-lived assets and identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets to be held and used may not be recoverable. SFAS No. 121 requires that for assets to be held and used, if the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss should be recognized, measured as the amount by which the carrying amount exceeds the fair value of the asset. For assets to be disposed of, Viad reports long-lived assets and certain identifiable intangibles at the lower of carrying amount or fair value less cost to sell.

Property and Equipment. Property and equipment are stated at cost, net of impairment write-downs.

Depreciation is provided principally by use of the straight-line method at annual rates as follows:

 Buildings                                2% to 5%
 Machinery and other equipment            5% to 33%
 Leasehold improvements                   Lesser of lease term
                                          or useful life

Intangibles. Intangibles are carried at cost less accumulated amortization. Intangibles are amortized on the straight-line method over the estimated lives or periods of expected benefit, but not in excess of 40 years. Viad evaluates the carrying value of goodwill and other intangible assets at each reporting period for possible impairment in accordance with the provisions of SFAS No. 121 described above. Prior to the adoption of SFAS No. 121, Viad evaluated the possible impairment of goodwill and other intangible assets based on the undiscounted projected operating income of the related business unit.

Pension and Other Benefits. Trusteed, noncontributory pension plans cover substantially all employees, with benefit levels supplemented in most cases by defined matching company stock contributions to employees' 401(k) plans. Defined benefits are based primarily on final average pay and years of service. Funding policies provide that payments to defined benefit pension trusts shall be at least equal to the minimum funding required by applicable regulations.

Viad has defined benefit postretirement plans that provide medical and life insurance for eligible retirees and dependents.
The related postretirement benefit liabilities are recognized over the period that services are provided by employees.

Foreign Currency Translation. In accordance with SFAS No. 52, the assets and liabilities of Viad's foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at the balance sheet date, with resulting unrealized translation gains and losses accumulated in a separate component of common stock and other equity. Income and expense items are converted into U.S. dollars at average rates of exchange prevailing during the year.

Derivatives. Amounts receivable or payable under interest rate derivatives are accrued as interest rates change and are recognized as an adjustment to the expense of the related hedged transaction as discussed in Notes H and N of Notes to Consolidated Financial Statements. Gains and losses from foreign exchange forward contracts which hedge identifiable foreign currency commitments are deferred and are recognized in income in the same period as the hedged transaction.

Stock-Based Compensation. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." The Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument. As permitted by the Statement, Viad has currently elected to continue to measure cost for its stock-based compensation plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, beginning with Viad's 1996 Annual Report, Viad will be required to make pro forma disclosures of net income and earnings per share for 1995 and 1996, as if the fair value based method of accounting defined in SFAS No. 123 had been applied.

Net Income (Loss) Per Common Share. Net income (loss) per common share is based on net income (loss) after preferred stock dividend requirements and the weighted average number of common shares outstanding during each year after giving effect to stock options considered to be dilutive common stock equivalents. Fully diluted net income (loss) per common share is not materially different from primary net income (loss) per common share. Employee Stock Ownership Plan ("ESOP") shares are treated as outstanding for net income (loss) per share calculations. The average outstanding common and equivalent shares does not include shares held by the Employee Equity Trust (the "Trust"). Shares held by the Trust are not considered outstanding for net income
(loss) per share calculations until the shares are released from the Trust.

B. ACQUISITIONS OF BUSINESSES AND OTHER ASSETS
During 1995, Viad acquired Giltspur, Inc., an exhibit construction and services company, and several smaller companies.


Also during 1995, Viad acquired all of the common stock of a payment services company in exchange for approximately 300,000 shares of Viad's common stock. The acquisition was accounted for as a pooling of interests. Prior period financial statements have not been restated, as the results of the acquired company are not significant to the consolidated results of operations. The accompanying financial statements include the accounts and results of operations from the date of acquisition.

During 1994, Viad completed its acquisition of the final eleven of fifteen airline catering kitchens from United Airlines ("UAL") and also acquired several smaller companies. The first four UAL flight catering kitchens were purchased by Viad on December 30, 1993. Also in December 1993, Viad acquired the remaining 49% interest in a joint venture which owns the office building in Phoenix, Arizona, a portion of which houses Viad's corporate headquarters and certain subsidiary offices. During 1993, Viad also purchased three convention services companies.

Except for the pooling of interests transaction described above, the acquisitions were accounted for as purchases. The purchase prices, including acquisition costs, were allocated to the net tangible and intangible assets acquired based on estimated fair values at the dates of the acquisitions. The difference between the purchase prices and the related fair values of net assets acquired represents goodwill which is being amortized on a straight-line basis over 40 years. The fair value of patents and other intangible assets included in the acquisitions is amortized over their estimated useful lives. The results of the acquired operations have been included in the Statement of Consolidated Income from the dates of acquisition. The results of operations of the acquired companies from the beginning of the year to the dates of acquisition are not material.

Net cash paid, assets acquired and debt and other liabilities assumed in all acquisitions of businesses accounted for as purchases for the years ended December 31 were as shown in the table below.

In February 1995, Viad purchased a cruise ship, previously under a lease agreement, for $39,447,000. Viad has entered into a four-year charter arrangement to lease the ship to a European operator. In July 1995, Viad purchased its other leased cruise ship for a purchase price of $71,656,000.

                                                             1995
                                     ----------------------------------------------------------
                                                                    Travel and
                                                                   Leisure and
                                                    Convention         Payment
(000 omitted)                                         Services        Services            Total
                                                   -----------     -----------      -----------
Assets acquired:
  Property and equipment                         $      17,161   $         511    $      17,672
  Intangibles,
   primarily goodwill                                   77,139           6,511           83,650
  Other assets                                          52,761           3,593           56,354
Debt and other
  liabilities assumed                                  (60,964)         (2,909)         (63,873)
                                                   -----------     -----------      -----------
Net cash paid                                    $      86,097   $       7,706    $      93,803
                                                   ===========     ===========      ===========

                                                             1994
                                 -----------------------------------------------------------
                                       Airline                      Travel and
                                      Catering                     Leisure and
                                           and      Convention         Payment
                                      Services        Services        Services            Total
                                   -----------     -----------     -----------      -----------
Assets acquired:
  Property and equipment         $      67,452   $       1,277   $       4,765    $      73,494
  Intangibles,
   primarily goodwill                   59,147           4,690           4,110           67,947
  Other assets                           7,342           2,130                            9,472
Debt and other
  liabilities assumed                                   (5,871)                          (5,871)
                                   -----------     -----------     -----------      -----------
Net cash paid                    $     133,941   $       2,226   $       8,875    $     145,042
                                   ===========     ===========     ===========      ===========

                                                             1993
                                 -----------------------------------------------------------
                                  Headquarters         Airline
                                      Building        Catering
                                 Joint Venture             and      Convention
                                      Interest        Services        Services            Total
                                   -----------     -----------     -----------      -----------
Assets acquired:
  Property and equipment         $      63,086   $       9,222   $      17,128    $      89,436
  Intangibles,
   primarily goodwill                                       87          95,646           95,733
  Other assets                                                          37,773           37,773
Debt and other
  liabilities assumed                                                  (85,155)         (85,155)
                                   -----------     -----------     -----------      -----------
Net cash paid                    $      63,086   $       9,309   $      65,392    $     137,787
                                   ===========     ===========     ===========      ===========

C. IMPAIRMENT OF LONG-LIVED ASSETS AND ASSET WRITE-DOWNS Impairment of Long-Lived Assets. In the fourth quarter of 1995, Viad elected the early adoption of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The initial application of SFAS No. 121 to long-lived assets held for disposal at January 1, 1995, resulted in a non-cash charge of $13,875,000 (net of tax benefit of $8,459,000) and is reported in the Statement of Consolidated Income as a cumulative effect of a change in accounting principle. The charge represents the adjustment required to individually remeasure such assets at the lower of carrying amount or fair value less cost to sell. Long-lived assets held for disposal consist principally of miscellaneous real estate remaining from businesses previously disposed of by Viad, including former bus terminal properties retained upon disposition of Greyhound Lines, Inc. in 1987, land parcels retained upon the spin-off of FINOVA in 1992, and other non-operating properties. These assets had a total carrying value of $18,452,000 at December 31, 1995. While these assets are being actively marketed, Viad expects the period of disposal to exceed one year for most of the assets.

Asset Write-Downs. In the third quarter of 1995, Viad announced that it would take asset write-downs totaling approximately $55,500,000 ($35,100,000 after-tax). The announced charges provided for the write-down of certain Premier Cruise Lines' intangibles ($28,000,000 pre-tax) and other assets ($27,500,000 pre-tax), in light of current and anticipated conditions in its cruise market.

The recoverability of operating assets and related goodwill associated with Premier Cruise Lines was evaluated based on current projections of the undiscounted operating income of the cruise operations. Heightened competition in the three-night and four-night cruise segment and in the Port Canaveral/Caribbean market, along with falling passenger counts industry-wide, caused management to lower its projections of future operating income. As a result, goodwill was written off and the carrying value of the Star/Ship Majestic was written down to its estimated net realizable value in the third quarter.

D. DISCONTINUED OPERATIONS
On August 15, 1996, Viad completed the spin-off its consumer products business, now conducted under the name The Dial Corporation. In effecting the spin-off, the holders of common stock of Viad received a Distribution of one share of common stock of The Dial Corporation for each share of Viad common stock. In conjunction with the spin-off, certain liabilities and deferred income tax assets related primarily to specified pension and postretirement plans of former employees of Armour and Company, which was previously a subsidiary of Viad, were transferred to and assumed by The Dial Corporation. Accordingly, income (loss) from operations of the consumer products business, presented as a discontinued operation, includes expenses arising from such items. Interest expense was allocated to discontinued operations based on the lesser of a) interest on the debt and interest rate swap assumed by The Dial Corporation as described in Note H of Notes to Consolidated Financial Statements or b) the amount of intercompany interest that had historically been charged by Viad on interest-bearing advances based on the prime lending rate.

Effective May 31, 1996, shareholders of Greyhound Lines of Canada ("GLOC") voted to separate its intercity bus transportation business and its tourism business into two independent companies. At the same time, GLOC minority shareholders approved an automatic share exchange proposal whereby their ownership interests in the tourism business, aggregating 31.5 percent, were exchanged for Viad's 68.5 percent ownership interest in the intercity bus transportation company such that Viad became the owner of 100 percent of the tourism company in exchange for its ownership in the intercity bus transportation company. As a result, the Canadian intercity bus transportation company is presented as a discontinued operation.

On August 12, 1993, Viad sold, through an initial public offering, 20 million shares of common stock of Motor Coach Industries International, Inc. ("MCII"), pursuant to an underwriting agreement dated August 4, 1993. Transportation Manufacturing Operations, Inc., Viad's transportation manufacturing and service parts subsidiary, was transferred to MCII in connection with the public offering of MCII shares. The disposition of MCII, the sale of the Canadian transit bus manufacturing business in June 1993, the sale of certain bus installment sale receivables in early 1993 and the liquidation, completed in early 1993, of a trailer manufacturing and transport services company, completed the disposal of the Transportation Manufacturing and Service Parts segment, resulting in presentation as a discontinued operation.

The caption "Income (loss) from discontinued operations" in the Statement of Consolidated Income for the years ended December 31 includes the following:



(000 omitted)                            1995             1994            1993
                                  -----------      -----------     -----------
Income (loss) from operations:
 Consumer products
   business, net of tax
   (benefit) provision of
   $(22,974), $52,165 and
   $42,495 (1)                  $     (33,105)  $       84,031   $      77,785
 Canadian intercity bus
   transportation business,
   net of tax provision of
   $4,975, $3,350 and
   $4,223                               3,954            2,681           3,042
 Transportation Manufacturing
   and Service Parts segment,
   net of tax provision of
   $7,685                                                               10,193
Cumulative effect, net of tax
   provision of $905, to
   January 1, 1995 of initial
   application of SFAS No. 121,
   to Canadian intercity bus
   transportation assets
   held for disposal                   (3,821)
Gain on sale of Transportation
 Manufacturing and Service
 Parts segment, net of tax
 provision of $42,040                                                   40,151
Provisions related to previously
 discontinued businesses,
 net of tax benefit of $7,776                                          (18,224)
                                  -----------      -----------     -----------
Income (loss) from
 discontinued operations        $     (32,972)  $       86,712   $     112,947
                                  ===========      ===========     ===========

(1) After deducting restructuring charges and asset write-downs of $135,600,000 ($82,100,000 after-tax) in 1995.

E. INVESTMENTS IN DEBT AND EQUITY SECURITIES
Effective January 1, 1994, Viad adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires the classification of securities at acquisition into one of three categories: available for sale, held to maturity, or trading. Viad has no securities classified in the trading category. Securities are included in the Consolidated Balance Sheet under the caption, "Investments restricted for payment service obligations" except for those securities expected to be sold or maturing within one year which are included under the caption, "Funds, agents' receivables and current maturities of investments restricted for payment service obligations."

Although Viad's investment portfolio exposes Viad to certain credit risks, Viad believes the high quality of its investments (approximately 99% of the investments at December 31, 1995 have ratings of A- or higher or are collateralized by federal agency securities) reduces this risk substantially. Viad regularly monitors credit and market risk exposures and takes steps to mitigate the likelihood of these exposures resulting in actual loss.

Securities Available for Sale. Securities that are being held for indefinite periods of time, including those securities which may be sold in response to needs for liquidity or changes in interest rates, are classified as securities available for sale and are carried at fair value, with the net unrealized holding gain or loss, after-tax, reported as a separate component of common stock and other equity, with no effect on current results of operations. The net unrealized gain of $1,456,000 (net of deferred tax liability of $851,000) at December 31, 1995 and the net unrealized loss of $21,742,000 (net of deferred tax asset of $13,415,000) at December 31,1994, are included in the Consolidated Balance Sheet as a separate component of common stock and other equity under the caption, "Unrealized gain (loss) on securities available for sale." The unrealized gain during 1995 was due principally to decreases in market interest rates, while the increase in the unrealized loss during 1994 was due principally to increases in market interest rates.

A summary of securities available for sale at December 31, 1995 is set forth below:

                                                         Gross           Gross
                                     Amortized      Unrealized      Unrealized             Fair
(000 omitted)                             Cost           Gains          Losses            Value
                                   -----------     -----------     -----------      -----------
U.S. Government
  Agencies                       $      49,852   $         366   $          64    $      50,154
Obligations of states
  and political
  subdivisions                         424,860           5,681           1,049          429,492
Corporate debt
  securities                           101,313           1,116             695          101,734
Mortgage-backed and
  other asset-backed
  securities                            92,478             427           3,180           89,725
Debt securities
  issued by
  foreign governments                   10,261                              61           10,200
Preferred stock                         22,379              43             277           22,145
                                   -----------     -----------     -----------      -----------
Securities available
  for sale                       $     701,143   $       7,633   $       5,326    $     703,450
                                   ===========     ===========     ===========      ===========

A summary of securities available for sale at December 31, 1994 is set forth below:


                                                         Gross           Gross
                                     Amortized      Unrealized      Unrealized             Fair
(000 omitted)                             Cost           Gains          Losses            Value
                                   -----------     -----------     -----------      -----------
U.S. Government
  Agencies                       $       5,174   $         ---   $         129    $       5,045
Obligations of states
  and political
  subdivisions                         283,112             278          20,597          262,793
Corporate debt
  securities                            63,263                           6,325           56,938
Mortgage-backed and
  other asset-backed
  securities                           100,630                           7,469           93,161
Debt securities
  issued by
  foreign governments                   16,007                             915           15,092
Preferred stock                            121                                              121
                                   -----------     -----------     -----------      -----------
Securities available
  for sale                       $     468,307   $         278   $      35,435    $     433,150
                                   ===========     ===========     ===========      ===========


Scheduled maturities of securities available for sale at December 31, 1995 were as follows:

                                                     Amortized            Fair
(000 omitted)                                             Cost           Value
                                                   -----------     -----------
Due in:
  1996                                           $       8,650   $       8,665
  1997-2000                                            174,386         173,536
  2001-2005                                            188,061         191,108
  2006 and later                                       215,189         218,271
  Mortgage-backed and
   other asset-backed securities                        92,478          89,725
  Preferred stock                                       22,379          22,145
                                                   -----------      ----------
                                                 $     701,143   $     703,450
                                                   ===========     ===========

Actual maturities may differ from scheduled maturities because the borrowers have the right to call or prepay certain obligations, sometimes without penalties.

Gross gains of $5,150,000 and $2,472,000 were realized during 1995 and 1994, respectively. Gross losses of $11,000 and $481,000 were realized during 1995 and 1994, respectively. Gross gains and losses are based on the specific identification method of determining cost.

Securities Held to Maturity. Securities classified as held to maturity, which consist of securities that management has the ability and intent to hold to maturity, are carried at amortized cost, and are summarized as follows at December 31, 1995:

                                                         Gross           Gross
                                     Amortized      Unrealized      Unrealized             Fair
(000 omitted)                             Cost           Gains          Losses            Value
                                   -----------     -----------     -----------      -----------
U.S. Government
  Agencies                       $      27,458   $          62   $          98    $      27,422
Obligations of states
  and political
  subdivisions                          82,291           1,570             161           83,700
Corporate debt
  securities                            71,919              32             687           71,264
Other securities                         8,603             241              44            8,800
                                   -----------     -----------     -----------      -----------
Securities held
  to maturity                    $     190,271   $       1,905   $         990    $     191,186
                                   ===========     ===========     ===========      ===========


A summary of securities held to maturity at December 31, 1994, is set forth below:

                                                         Gross           Gross
                                     Amortized      Unrealized      Unrealized             Fair
(000 omitted)                             Cost           Gains          Losses            Value
                                   -----------     -----------     -----------      -----------
U.S. Government
  Agencies                       $      59,637   $         ---   $       3,750    $      55,887
Obligations of states
  and political
  subdivisions                          54,545                           4,545           50,000
Corporate debt
  securities                           128,145                          12,310          115,835
Other securities                         8,266                           1,100            7,166
                                   -----------     -----------     -----------      -----------
Securities held
  to maturity                    $     250,593   $         ---   $      21,705    $     228,888
                                   ===========     ===========     ===========      ===========

Scheduled maturities of securities held to maturity at December 31,
1995
were as follows:

                                                     Amortized            Fair
(000 omitted)                                             Cost           Value
                                                   -----------     -----------
Due in:
  1996                                           $       5,021   $       4,978
  1997-2000                                             81,698          81,024
  2001-2005                                             37,487          37,566
  2006 and later                                        66,065          67,618
                                                   -----------     -----------
                                                 $     190,271   $     191,186
                                                   ===========     ===========

As mentioned above, actual maturities may differ from scheduled maturities because the borrowers have the right to call or prepay certain obligations, sometimes without penalties. During 1995, Viad's payment services subsidiary sold a $6,846,000 security (amortized cost) classified as held to maturity in response to an issuer's tender offer to call its outstanding bonds. State money order regulations require that defined amounts of securities held by Viad's payment services subsidiary maintain an investment-grade rating to be classified as permissible investments. The security was sold as Viad's payment services subsidiary believed that any remaining investment outstanding after the tender offer would be unrated, thus jeopardizing the security's classification as a permissible investment. The sale was an isolated and unusual event that Viad's payment services subsidiary could not have reasonably anticipated when the security was classified as held to maturity. There was no gain or loss realized on the sale.

A one-time reclassification was made effective December 31, 1995 upon reassessment of the appropriateness of the classifications of all securities held, as permitted by the Financial Accounting Standards Board in its November 1995 "Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." Securities with an amortized cost of $140,884,000 were transferred from securities classified as held to maturity to securities classified as available for sale. The related net unrealized gains on these securities totaling $972,000 (net of deferred taxes of $597,000) are included in the Consolidated Balance Sheet under the caption, "Unrealized gain (loss) on securities available for sale," along with net unrealized gains on securities previously classified as available for sale.

There were no other sales or transfers of securities classified as held to maturity during 1995 and 1994.

F. PROPERTY AND EQUIPMENT
Property and equipment at December 31 consisted of the following:


(000 omitted)                                             1995            1994
                                                   -----------     -----------
Land                                            $       38,141   $      49,736
Buildings and leasehold improvements                   275,696         265,379
Machinery and other equipment                          615,123         475,610
                                                   -----------     -----------
                                                       928,960         790,725
Less accumulated depreciation                          367,391         323,387
                                                   -----------     -----------
Property and equipment                          $      561,569   $     467,338
                                                   ===========     ===========

G. INTANGIBLES
Intangibles at December 31 consisted of the following:


(000 omitted)                                             1995            1994
                                                   -----------     -----------
Goodwill                                        $      547,391   $     501,221
Other intangibles                                       61,516          50,201
                                                   -----------     -----------
                                                       608,907         551,422
Less accumulated amortization                           89,575          77,458
                                                   -----------     -----------
Intangibles                                     $      519,332   $     473,964
                                                   ===========     ===========

H. DEBT
Long-term debt at December 31 was as follows:



(000 omitted)                                             1995            1994
                                                   -----------     -----------
Senior debt: (1)
 Short-term borrowings:
   Commercial paper (net of
    $90,000 and $80,000 issued
    to Viad's payment services
    subsidiary), 5.9% (1995)
    and 6.2% (1994) weighted average
    interest rate at December 31                $      115,888   $      94,903
   Promissory notes, 6.0% (1995) and
    6.3% (1994) weighted average
    interest rate at December 31                       261,000         180,000
 Senior notes, 6.2% (1995) and 6.3%
   (1994) weighted average
   interest rate at December 31,
   due to 2009                                         389,519         349,454
 Guarantee of ESOP debt, floating
   rate indexed to LIBOR, 4.6% (1995)
   and 5.3% (1994) at December 31,
   due to 2009                                          28,000          30,000
 Real estate mortgages and other
   obligations, 6.1% (1995) and
   6.0% (1994) weighted average
   interest rate at December 31,
   due to 2014                                          17,967           9,780
                                                   -----------      ----------
                                                       812,374         664,137
Subordinated debt, 10.5%
 debentures, due 2006                                   76,917          76,917
                                                   -----------     -----------
                                                       889,291         741,054
Less current portion                                    77,450          22,280
                                                   -----------     -----------
Long-term debt                                  $      811,841   $     718,774
                                                   ===========     ===========

(1) Rates shown are exclusive of the effects of commitment fees and other costs of long-term revolving bank credit used to support short-term borrowings, and exclusive of the effects of interest rate swap agreements on certain short-term and long-term borrowings.



Interest paid in 1995, 1994 and 1993 was approximately
$67,082,000, $52,271,000 and $52,043,000, respectively.

In July 1994, a Shelf Registration filed with the Securities and Exchange Commission became effective. Under the Shelf Registration, Viad can issue up to an aggregate $500,000,000 of debt and equity securities. No debt has been issued under the program and there is no intention to issue any equity securities at the present time. The Shelf Registration increases Viad's future financing options.

As discussed further in Note N of Notes to Consolidated Financial Statements, Viad has entered into (a) interest rate swap agreements which convert floating interest rates on existing and anticipated replacement short-term borrowings into fixed interest rates ("pay-fixed swaps") and (b) interest rate swap agreements which convert fixed interest rates on a portion of the Senior notes and other debt into floating interest rates ("receive-fixed swaps"). The net effect of interest rate swap agreements was to increase interest expense by $4,671,000, $2,863,000 and $6,112,000 for 1995, 1994 and 1993, respectively. The weighted average interest rate on total debt, inclusive of the effect of interest rate swap agreements, was 7.2%, 6.5% and 7.2% for 1995, 1994 and 1993, respectively.

Viad satisfies its short-term borrowing requirements with bank lines of credit and by the issuance of commercial paper and promissory notes. At December 31, 1995, outstanding commercial paper and promissory notes were supported by a credit commitment available under a long-term revolving bank credit agreement. In connection with the Distribution as discussed in Notes A and D of Notes to Consolidated Financial Statements, on August 15, 1996, Viad borrowed $280,000,000 under a new $350,000,000 bank credit facility and used the proceeds to repay floating rate indebtedness of Viad. The credit facility and related liability were then assumed by The Dial Corporation upon the spin-off, effectively transferring a portion of Viad's outstanding indebtedness to The Dial Corporation. In conjunction with the indebtedness transferred to The Dial Corporation, Viad also transferred a pay-fixed swap agreement in the notional amount of $65,000,000 to The Dial Corporation.

Following the Distribution, Viad's reduced borrowings are supported by unused commitments under a new $400,000,000 long-term revolving bank credit agreement, which replaced the prior Viad arrangement and expires on August 15, 2001. Annually, at Viad's request and with the participating banks' consent, the term of the agreement may be extended for a further one-year period. The interest rate applicable to borrowings under the $400,000,000 credit commitment and the prior commitment is, at Viad's option, indexed to the bank prime rate or the London Interbank Offering Rate ("LIBOR"), plus appropriate spreads over such indices during the period of the credit agreement. The new agreement also provides for commitment fees, similar to the prior agreement. Such spreads and fees will change moderately should Viad's debt ratings change. Viad, in the event that it becomes advisable, intends to exercise its right under the agreement to borrow for the purpose of refinancing short-term borrowings; accordingly, short-term borrowings totaling $376,888,000 and $274,903,000 at December 31, 1995 and 1994, respectively, have been classified as long-term debt.

Annual maturities of long-term debt due in the next five years will approximate $77,450,000 (1996), $2,326,000 (1997),
$32,282,000 (1998), $17,196,000 (1999), $2,191,000 (2000) and
$757,846,000 thereafter, including $376,888,000 which represents the maturity of short-term borrowings assuming they had been refinanced utilizing the new revolving credit facility through August 15, 2001 (and before reduction for the $280,000,000 repayment upon the spin-off of The Dial Corporation on August 15,
1996).

Viad's long-term debt agreements include various restrictive covenants and require the maintenance of certain defined financial ratios with which Viad is in compliance.

I. PREFERRED STOCK AND COMMON STOCK AND OTHER EQUITY
At December 31, 1995, there were 97,108,724 shares of common stock issued and 94,231,224 shares outstanding. At December 31, 1995, a total of 6,279,342 of the outstanding shares were held by Viad's Employee Equity Trust.

Viad has 442,352 shares of $4.75 Preferred Stock authorized, of which 376,352 shares are issued. The holders of the $4.75 Preferred Stock are entitled to a liquidation preference of $100 per share and to annual cumulative sinking fund redemptions of 6,000 shares. Viad presently holds 141,305 shares which will be applied to this sinking fund requirement; the 235,047 shares held by others are scheduled to be redeemed in the years 2019 to 2058. In addition, Viad has authorized 5,000,000 and 2,000,000 shares of Preferred Stock and Junior Participating Preferred Stock, respectively.

Viad has one Preferred Stock Purchase Right ("Right") outstanding on each outstanding share of its common stock. The Rights contain provisions to protect stockholders in the event of an unsolicited attempt to acquire Viad which is not believed by the Board of Directors to be in the best interest of stockholders. The Rights are represented by the common share certificates and are not exercisable or transferable apart from the common stock until such a situation arises. The Rights may be redeemed by Viad at $0.05 per Right prior to the time any person or group has acquired 20% or more of Viad's shares. Viad has reserved 1,000,000 shares of Junior Participating Preferred Stock for issuance in connection with the Rights.

Viad funds a portion of its matching contributions to employees' 401(k) plans through a leveraged ESOP. All eligible employees of Viad and its participating affiliates, other than certain employees covered by collective bargaining agreements that do not expressly provide for participation of such employees in an ESOP, may participate in the ESOP.

The ESOP borrowed $40,000,000 to purchase treasury shares in 1989. The ESOP's obligation to repay this borrowing is guaranteed by Viad; therefore, the unpaid balance of the borrowing ($28,000,000 and $30,000,000 at December 31, 1995 and 1994,
respectively) has been reflected in the accompanying balance sheet as long-term debt and the amount representing unearned employee benefits ($27,971,000 and $29,611,000 at December 31,1995 and 1994, respectively) has been recorded as a deduction from common stock and other equity. The liability is reduced as the ESOP repays the borrowing, and the amount in common stock and other equity is reduced as the employee benefits are charged to expense. The ESOP intends to repay the loan (plus interest) using Viad contributions and dividends received on the shares of common stock held by the ESOP. Information regarding ESOP transactions for the years ended December 31 was as follows:


(000 omitted)                            1995             1994            1993
                                  -----------      -----------     -----------
Amounts paid by ESOP for:
 Debt repayment                 $       2,000   $        2,000   $       2,000
 Interest                               1,491            1,161             946
Amounts received from Viad as:
 Dividends                              1,185            1,218           1,244
 Capital contributions                  2,178            1,785           1,696

Shares are released for allocation to participants based upon the ratio of the year's principal and interest payments to the sum of the total principal and interest payments expected over the life of the plan. Expense of the ESOP is recognized based upon the greater of cumulative cash payments to the plan or 80% of the cumulative expense that would have been recognized under the shares allocated method, in accordance with Statement of Position 76-3, "Accounting for Certain Employee Stock Ownership Plans" and Emerging Issues Task Force Abstract No. 89-8, "Expense Recognition for Employee Stock Ownership Plans." Under this method, Viad has recorded expense of $1,817,000, $1,684,000 and $1,782,000 in 1995, 1994 and 1993, respectively.

ESOP shares at December 31 were as follows:

                                                          1995            1994
                                                   -----------     -----------
Allocated shares                                     1,016,374         851,589
Shares not committed for allocation                  1,807,466       1,972,251
                                                   -----------     -----------
                                                     2,823,840       2,823,840
                                                   ===========     ===========

In conjunction with the August 15, 1996 spin-off of Viad's consumer products business, the ESOP received one share of common stock of The Dial Corporation for every share of Viad common stock held by the ESOP. The ESOP is required to sell the shares of The Dial Corporation and use the proceeds to purchase shares of Viad's common stock.

In September 1992, Viad sold 10,491,800 shares of treasury stock to Viad's Employee Equity Trust (the "Trust") for a $200,000,000 promissory note. The Trust is used to fund certain existing employee compensation and benefit plans over the scheduled 15-year term. Through December 31, 1995, the Trust had issued 4,212,458 shares to fund such benefits. For financial reporting purposes, the Trust is consolidated with Viad and the promissory note is eliminated in consolidation. The fair market value of the shares held by the Trust, representing unearned employee benefits, is shown as a deduction from common stock and other equity and is reduced as employee benefits are funded. All dividends and interest transactions between the Trust and Viad are eliminated. Differences between cost and fair value of shares held and/or released are included in additional capital. Unearned employee benefits at December 31, 1995 and 1994 were $186,025,000 and $146,590,000, respectively.

In conjunction with the spin-off of Viad's consumer products business, The Dial Corporation's newly formed Employee Equity Trust received one share of common stock of The Dial Corporation for every share of Viad common stock held by Viad's Trust.
Viad's promissory note was amended such that $53,910,000 of the remaining principal balance ($108,100,000 as of August 15, 1996) was assumed by The Dial Corporation's Employee Equity Trust. The allocation of the promissory note was based on the relative market capitalizations of Viad and The Dial Corporation immediately following the Distribution.

At December 31, 1995, retained income of $72,248,000 was unrestricted as to payment of dividends by Viad.

J. STOCK OPTIONS
Viad's 1992 Stock Incentive Plan ("1992 Plan") provides for the grant of options and restricted stock, including performance-based stock, to officers, directors and certain key employees. The 1992 Plan replaced the 1983 Stock Option and Incentive Plan.

The 1992 Plan provides for the following types of awards: (a) stock options (both incentive stock options and nonqualified stock options), (b) Stock Appreciation Rights ("SARs") and (c) restricted stock, including performance-based stock. The Plan authorizes the issuance of options for up to 2 1/2% of the total number of shares of common stock outstanding as of the first day of each year; provided that any shares available for grant in a particular calendar year which are not, in fact, granted in such year shall not be added to shares available for grant in any subsequent calendar year. In addition to the limitation set forth above with respect to the number of shares available for grant in any single calendar year, no more than 10,000,000 shares of common stock shall be cumulatively available for grant of incentive options over the life of the Plan. In addition, 1,000,000 shares of Preferred Stock are reserved for distribution under the 1992 Plan.

The stock options, SARs and Limited SARs ("LSARs") outstanding at December 31, 1995 are granted for terms of ten years; 50% become exercisable after one year and the balance become exercisable after two years from the date of grant. Stock options and appreciation rights are exercisable based on the market value at the date of grant. LSARs vest fully at date of grant and are exercisable only for a limited period (in the event of certain tenders or exchange offers for Viad's common stock). SARs and/or LSARs are issued in tandem with certain stock options and the exercise of one reduces, to the extent exercised, the number of shares represented by the other(s).

Information with respect to options granted and exercised for the years ended December 31, at historical number of shares and option exercise prices, is as follows:

                                                                       Average
                                                                        Option
                                                                     Price Per
                                                        Shares           Share
                                                   -----------     -----------
Options outstanding at December 31, 1992             7,308,202   $       14.76
 Granted                                             1,941,400           19.85
 Exercised                                            (631,958)          13.34
 Canceled (1)                                         (850,904)          17.70
                                                   -----------
Options outstanding at December 31, 1993             7,766,740           15.83
 Granted                                             1,449,800           22.98
 Exercised                                            (839,124)          14.31
 Canceled (2)                                         (205,728)          19.59
                                                   -----------
Options outstanding at December 31, 1994             8,171,688           17.18
 Granted                                             1,378,000           24.57
 Exercised                                          (1,068,428)          15.29
 Canceled                                             (205,336)          21.35
                                                   -----------
Options outstanding at December 31, 1995 (3)         8,275,924           18.55
                                                   ===========

(1) Includes options canceled upon disposition of Transportation
Manufacturing and Service Parts segment.
(2) Includes stock options which ceased to be exercisable due to the exercise of 28,852 related SARs during 1994 (at an average exercise price of $13.60). Stock appreciation rights expense, equivalent to the difference between the option exercise price and the average market price of Viad's stock on the date a right is exercised (included in the Statement of Consolidated Income under the caption "Unallocated corporate expense and other items, net"), totaled $240,000 in 1994. There were no SARs exercised in 1995 or 1993.
(3) At December 31, 1995, stock options with respect to 6,274,649 shares were exercisable at an average price of $16.79 per share.


In conjunction with the spin-off of Viad's consumer products business, the number of shares and the exercise price of each option, related LSAR and SAR held by employees of Viad who remained employees of Viad after the spin-off were adjusted so that the aggregate exercise price and the aggregate spread before the spin-off were preserved at the time of the spin-off. Options and related LSARs and SARs held by employees of Viad who became employees of The Dial Corporation were surrendered in accordance with the related agreements.

Performance-based stock awards (149,500, 184,100 and 151,800 shares awarded in 1995, 1994 and 1993, respectively) vest based on achievement of performance targets over a three-year period from the date of grant. In conjunction with the spin-off of Viad's consumer products business, a holder of unvested restricted or performance-based stock was credited with the number of shares of The Dial Corporation common stock equal to the number of shares of Viad common stock awarded. For awards outstanding on the Distribution date, the stock awarded (including shares of The Dial Corporation common stock received in the Distribution) vests based on achievement of the original performance targets relative to the S & P 500 stock index and the original proxy comparator groups existing at the time of each award. Restricted stock awards (266,352 shares awarded in 1994) vested over periods not exceeding five years from the date of grant. There were no restricted stock awards in 1995 or 1993 and all restricted stock awards had effectively vested by August 15, 1996. Holders of the performance-based and restricted stock have the right to receive dividends and vote the shares but may not sell, assign, transfer, pledge or otherwise encumber the stock.

K. INCOME TAXES
Deferred income tax assets (liabilities) included in the Consolidated Balance Sheet at December 31 related to the following:

(000 omitted)                                             1995            1994
                                                   -----------     -----------
Property and equipment                          $       (7,548)  $     (11,483)
Pension and other employee benefits                     20,647          18,180
Provisions for losses                                   44,465          40,084
Write-down of intangibles                                9,800
Unrealized (gain) loss on securities
 available for sale                                       (851)         13,415
Deferred state income taxes                              5,158           1,802
Other deferred income tax assets                        45,659          31,965
Other deferred income tax liabilities                  (32,630)        (23,209)
                                                   -----------     -----------
                                                        84,700          70,754
Foreign deferred tax liabilities
 included above                                          2,821           2,653
                                                   -----------     -----------
United States deferred tax assets               $       87,521   $      73,407
                                                   ===========     ===========

The consolidated provision (benefit) for income taxes on income from continuing operations for the years ended December 31 consisted of the following:


(000 omitted)                            1995             1994            1993
                                  -----------      -----------     -----------
Current:
 United States:
   Federal                      $      10,896   $        6,675   $     (22,820)
   State                                1,442            1,460           5,447
 Foreign                                5,006            4,104           3,674
                                  -----------      -----------     -----------
                                       17,344           12,239         (13,699)
Deferred                              (11,197)          13,630          28,357
                                  -----------      -----------     -----------
Income taxes                    $       6,147   $       25,869   $      14,658
                                  ===========      ===========     ===========

Income taxes paid in 1995, 1994 and 1993 amounted to $21,502,000, $58,643,000 and $8,412,000, respectively.

Certain tax benefits related primarily to stock option exercises and dividends paid to the ESOP are credited to common stock and other equity and amounted to $2,536,000, $1,939,000 and $1,913,000 in 1995, 1994 and 1993, respectively.

Eligible subsidiaries (including The Dial Corporation up to the spin-off date and MCII and certain of its subsidiaries up to the sale date) are included in the consolidated federal and other applicable income tax returns of Viad.

Certain benefits of tax losses and credits, which would not have been currently available to certain subsidiaries, The Dial Corporation or MCII on a separate return basis, have been credited to those subsidiaries, The Dial Corporation or MCII by Viad. These benefits are included in the determination of the income taxes of those subsidiaries, The Dial Corporation and MCII, and this policy has been documented by written agreements.

A reconciliation of the provision for income taxes on income from continuing operations and the amount that would be computed using statutory federal income tax rates for the years ended December
31 was as follows:


(000 omitted)                            1995             1994            1993
                                  -----------      -----------     -----------
Computed income taxes
 at statutory federal
 income tax rate of 35%         $      12,752   $       27,814   $      15,329
Nondeductible
 goodwill amortization                  2,988            3,529           2,482
Minority interests                        920              798             666
State income taxes                      1,561            1,611           2,154
Tax-exempt income                     (10,400)          (5,133)         (2,579)
Adjustment of deferred tax
 assets at January 1, 1993
 for enacted change in
 tax rate                                                               (2,162)
Other, net                             (1,674)          (2,750)         (1,232)
                                  -----------      -----------     -----------
Income taxes                    $       6,147   $       25,869   $      14,658
                                  ===========      ===========     ===========


United States and foreign income before income taxes from continuing operations for the years ended December 31 was as follows:


(000 omitted)                            1995             1994            1993
                                  -----------      -----------     -----------
United States                   $      18,261   $       65,629   $      32,849
Foreign                                18,174           13,839          10,948
                                  -----------      -----------     -----------
Income before income taxes      $      36,435   $       79,468   $      43,797
                                  ===========      ===========     ===========


L. PENSION AND OTHER BENEFITS
In conjunction with the spin-off of Viad's consumer products business described in Notes A and D of Notes to Consolidated Financial Statements, certain liabilities and deferred income tax assets related to specified pension and postretirement plans of former employees of Armour and Company, which was previously a subsidiary of Viad, were transferred to and assumed by The Dial Corporation. Such related assets and liabilities are excluded from the information presented below.

Pension Benefits. Continuing operations net periodic pension cost for the years ended December 31 included the following components:


(000 omitted)                                   1995            1994            1993
                                         -----------     -----------     -----------
Service cost benefits
 earned during the period              $       5,614   $       6,407   $       5,342
Interest cost on projected
 benefit obligation                           11,218          10,310           9,436
Actual return on plan assets                 (23,200)         (1,322)        (13,579)
Net amortization and deferral                 10,699         (10,549)          1,892
Other items, primarily defined
 contribution and multiemployer
 plans                                        11,841           9,490           8,388
                                         -----------     -----------     -----------
Net pension cost                       $      16,172   $      14,336   $      11,479
                                         ===========     ===========     ===========

Weighted average assumptions used were:


December 31,                                    1995            1994            1993
                                         -----------     -----------     -----------
Discount rate for obligation                    8.0%            8.5%           7.75%
Rate of increase in
 compensation levels                            5.0%            5.0%            5.0%
Long-term rate of
 return on assets                               9.5%            9.5%            9.5%


The following table indicates the plans' funded status and amounts recognized in Viad's consolidated balance sheet at December 31:




                                                             Underfunded and
                            Overfunded Plans                  Unfunded Plans
                             (Assets Exceed               (Accumulated Benefits
                          Accumulated Benefits)               Exceed Assets)
                          --------------------------      --------------------------
(000 omitted)                  1995             1994            1995            1994
                        -----------      -----------     -----------     -----------
Actuarial present
 value of benefit
 obligations:
 Vested benefit
  obligation          $     111,039    $      92,124   $      17,161   $      12,712
                        ===========      ===========     ===========     ===========
 Accumulated
  benefit
  obligation          $     117,513    $      98,369   $      17,697   $      13,383
                        ===========      ===========     ===========     ===========
 Projected
  benefit
  obligation          $     137,432    $     115,219   $      23,257   $      17,810
Market value of
 plan assets,
 primarily equity
 and fixed income
 securities                 143,675          124,899             535             531
                        -----------      -----------     -----------     -----------
Plan assets over
 (under) projected
 benefit obligation           6,243            9,680         (22,722)        (17,279)
Unrecognized
 transition (asset)
 obligation                  (4,865)          (5,657)          1,447           1,832
Unrecognized prior
 service cost                   391              388           4,283           5,139
Unrecognized net loss         4,988            5,414           4,506           3,123
Additional minimum
 liability                                                    (5,724)         (6,346)
                        -----------      -----------     -----------     -----------
Prepaid (accrued)
 pension cost         $       6,757    $       9,825   $     (18,210)  $     (13,531)
                        ===========      ===========     ===========     ===========

Postretirement Benefits Other Than Pensions. Viad and its subsidiaries have defined benefit postretirement plans that provide medical and life insurance for eligible employees, retirees and dependents. In addition, Viad retained the obligations for such benefits for eligible retirees of Greyhound Lines, Inc. (sold in 1987).

Effective January 1, 1992, Viad and its U.S. subsidiaries adopted the provisions of SFAS No. 106, "Employers' Accounting for
Postretirement Benefits Other Than Pensions" ("OPEB") which requires that estimated OPEB benefits be accrued during the years the employees provide services. Viad adopted SFAS No. 106 for its foreign subsidiaries in 1995; the effect of such adoption was not material to the consolidated financial statements.

The status of the plans as of December 31 was as follows:


(000 omitted)                                                   1995            1994
                                                         -----------     -----------
Accumulated postretirement
 benefit obligation:
 Retirees                                              $      27,959   $      31,604
 Fully eligible active plan participants                       5,452           5,042
 Other active plan participants                                8,742          11,266
                                                         -----------     -----------
Accumulated postretirement
 benefit obligation                                           42,153          47,912
Unrecognized prior service (cost) reduction                    1,287             (43)
Unrecognized net gain                                          4,642           1,958
                                                         -----------     -----------
Accrued postretirement benefit cost                    $      48,082   $      49,827
                                                         ===========     ===========
Discount rate for obligation                                    8.0%            8.5%


The assumed health care cost trend rate used in measuring the 1995 accumulated postretirement benefit obligation was 12% gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees below age 65, and 8.5% gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees above age 65. This is a 1/2% decrease from the trend rates used for 1995 and later years in 1994's valuations.

A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by approximately 11% and the ongoing annual expense by approximately
14%.

The net periodic postretirement benefit cost for the years ended
December 31 includes the following components:


(000 omitted)                                   1995            1994            1993
                                         -----------     -----------     -----------
Service cost-benefits
 attributed to service
 during the period                     $       1,061   $       1,793   $       1,546
Interest cost on the
 accumulated postretirement
 benefit obligation                            3,415           3,776           3,907
Net amortization and deferral                   (154)              3             (10)
                                         -----------     -----------     -----------
Net periodic postretirement
 benefit cost (1)                      $       4,322   $       5,572   $       5,443
                                         ===========     ===========     ===========
Curtailment gains due to
 termination of certain
 benefits                              $       3,477   $         500   $       5,475
                                         ===========     ===========     ===========

(1) Includes benefit costs applicable to retirees of Greyhound Lines, Inc., which are classified in the Statement of Consolidated Income under the caption, "Unallocated corporate expense and other items, net," totaling $1,500,000, $1,600,000 and $1,900,000 for 1995, 1994 and 1993, respectively.


M. LEASES
Certain retail facilities, plants, offices and equipment are leased. The leases expire in periods ranging from one to 51 years and some provide for renewal options ranging from one to 37 years. Leases which expire are generally renewed or replaced by similar leases.

At December 31, 1995, Viad's future minimum rental payments and related sublease rentals receivable with respect to noncancellable operating leases with terms in excess of one year were as follows:

                                                             Rentals
                                                          Receivable
                                              Rental           Under
(000 omitted)                               Payments       Subleases
                                         -----------     -----------
1996                                   $      48,029   $       1,295
1997                                          37,007             864
1998                                          31,895             801
1999                                          26,595             530
2000                                          17,788             466
Thereafter                                   169,479           1,400
                                         -----------     -----------
Total                                  $     330,793   $       5,356
                                         ===========     ===========

At the end of the lease terms, Viad has options to purchase certain leased assets for an aggregate purchase price of $27,900,000. If the purchase options are not exercised, Viad will make residual guarantee payments aggregating $18,500,000 which are refundable to the extent that the lessors' subsequent sales prices exceed certain levels.

Information regarding net operating lease rentals for the years ended December 31 was as follows:


(000 omitted)                                   1995            1994            1993
                                         -----------     -----------     -----------
Minimum rentals                        $      63,126   $      64,630   $      93,962
Contingent rentals (1)                         4,372           7,434           4,269
Sublease rentals                              (2,962)         (1,974)        (23,117)
                                         -----------     -----------     -----------
Total rentals, net (2)                 $      64,536   $      70,090   $      75,114
                                         ===========     ===========     ===========

(1) Contingent rentals on operating leases are based primarily on sales and revenues for buildings and leasehold improvements and usage for other equipment.
(2) Includes rentals of $5,100,000, $10,800,000 and $9,200,000 for 1995, 1994 and
1993, respectively, for the two cruise ships purchased in 1995 as discussed in Note B of Notes to Consolidated Financial Statements. Also includes net rentals of $7,700,000 for 1993 for Viad's corporate headquarters building which was leased from a joint venture up to December 1993, when Viad acquired the remaining interest in the joint venture, as discussed in Note B of Notes to Consolidated Financial Statements.

At December 31, 1995, Viad was a 50 percent partner in an unconsolidated joint venture which owned a resort and conference hotel in Oakbrook, Illinois. Viad had leased the hotel through September 1, 2002. In addition, Viad and a third party had agreed to lend the joint venture $10,000,000 and $5,000,000, respectively, at 8 3/4 percent on July 1, 1997 to be secured by a second mortgage on the property to prepay $15,000,000 of the joint venture's nonrecourse first mortgage obligation. Had the joint venture been unable to repay or refinance the first mortgage note, Viad had an option to a) purchase the note from the lender on September 30, 2002, its due date, at its then unpaid principal amount which was expected to be approximately $24,650,000 or b) make residual guarantee payments equal to the greater of $5,000,000 or 150 percent of any shortfall in fair market value of the hotel compared to the unpaid principal amount of the note on such date. Viad accounted for its interest in the joint venture using the equity method. During 1996, Viad acquired the remaining 50 percent joint venture interest and simultaneously sold the hotel to a third party which relieved Viad from all future obligations and commitments. Viad's 1996 minimum rental payments up to the date of sale are included in the table of future minimum rental payments.

N. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND
FAIR VALUE OF FINANCIAL INSTRUMENTS
Financial Instruments with Off-Balance-Sheet Risk. Viad is a party to financial instruments with off-balance-sheet risk which are entered into in the normal course of business to meet its financing needs and to manage its exposure to fluctuations in interest rates and foreign exchange rates. These financial instruments include a revolving sale of receivables agreement, interest rate swap agreements and foreign exchange forward contracts. The instruments involve, to a varying degree, elements of credit, market, interest rate and exchange rate risk in addition to amounts recognized in the financial statements. Viad does not hold or issue financial instruments for trading purposes.

At December 31, 1995, Viad had an agreement to sell undivided participating interests in a defined pool of trade accounts receivable from customers of Viad's consumer products business and airline catering and services subsidiaries in an amount not to exceed $140,000,000 as a means of accelerating cash flow. Effective with the spin-off of Viad's consumer products business on August 15, 1996, the agreement was changed to an amount not to exceed $75,000,000 and includes defined trade accounts receivable from customers of Viad's airline catering and services and convention services businesses. The agreement matures in August 1997 but is expected to be extended annually. From time to time, as collections reduce accounts receivable included in the pool, Viad sells participating interests in new receivables. Viad's expense of selling receivables of its airline catering and services subsidiaries amounted to approximately $2,157,000, $1,000,000 and $604,000 in 1995, 1994 and 1993, respectively.
During the third quarter of 1996, Viad reclassified expenses related to the receivables sales program from Costs of sales and services for the segment, to Unallocated corporate expense and other items, net. As a result, total operating income remained unchanged. This reclassification was made to improve comparability with other companies.

Under the terms of the receivables sales agreement Viad has retained substantially the same risk of credit loss as if the receivables had not been sold as Viad is obligated to replace uncollectible receivables with new accounts receivable. For the airline catering and services businesses, the accounts receivable sold totaled $60,797,000 and $24,000,000 at December 31, 1995 and
December 31, 1994, respectively. The average balance of proceeds from the sale of accounts receivable approximated $31,600,000, $22,000,000 and $14,800,000 during 1995, 1994 and 1993, respectively.

Viad enters into interest rate swap agreements as a means of managing its interest rate exposure. The agreements are contracts to exchange fixed and floating interest rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of such agreements are used to measure amounts to be paid or received and do not represent the amount of exposure to credit loss. The amounts to be paid or received under the interest rate swap agreements are accrued consistently with the terms of the agreements and market interest rates. Viad maintains formal procedures for entering into interest rate swap transactions and management regularly monitors and reports to the Audit Committee of the Board of Directors on interest rate swap activity. The agreements are with major financial institutions which are currently expected to fully perform under the terms of the agreements, thereby mitigating the credit risk from the transactions in the event of nonperformance by the counterparties. In addition, Viad continuously monitors the credit ratings of the counterparties and the likelihood of default is considered remote.

The following table indicates the types of interest rate swap agreements used as hedges of debt as described in Note H of Notes to Consolidated Financial Statements and their weighted average interest rates in effect at December 31. The floating rate portion of the interest rate swaps is based on LIBOR. Changes in the LIBOR interest rates could significantly affect the floating rate information and future cash flows.

                                                1995            1994
                                         -----------     -----------
Pay-fixed swaps:(1)
 Notional amount (000 omitted)         $     107,600   $     140,000
 Average pay rate                               8.2%            8.4%
 Average receive rate                           5.7%            5.6%

Receive-fixed swaps:(1)
 Notional amount (000 omitted)         $     245,000   $     295,000
 Average pay rate                               5.7%            6.1%
 Average receive rate                           5.7%            5.4%

(1) The pay-fixed swap agreements expire as follows: $40,000,000 (1998) and $67,600,000 (2000). The receive-fixed swap agreements expire as follows:
$15,000,000 (1997), $30,000,000 (2002) and $200,000,000 (2003).


Viad has also entered into certain interest rate swap agreements in which Viad agreed to pay or receive an "off-market" fixed interest rate. The discounted present value of this rate "premium" or "discount" was paid to Viad in cash at inception of the agreements. Viad has been amortizing these cash proceeds over the term of the swaps. Viad entered into such agreements to provide for an alternative cash source and for income tax planning purposes. In every case, Viad simultaneously entered into an exactly paired (with identical notional amount and term) agreement in which it agreed to receive a fixed rate. The result in each case was a pair of offsetting swaps which fixed, at a market discount rate, the future net interest payments to be made by Viad. The use of these paired swaps has not created any unusual risk to Viad.

On December 22, 1995, $67,600,000 of certain paired interest rate swap agreements which were in effect at December 31, 1994, expired. However, one side of the paired swap agreements had been extended, which resulted in additional pay-fixed swaps with a total notional amount of $67,600,000 at December 31, 1995. These swaps will expire in 2000 and are included in the table above.

On December 31, 1995, Viad had $200,000,000 notional amount remaining of the paired interest rate swap agreements which fixed the future net payments owed by Viad against the cash proceeds received by Viad when the swap agreements were entered, at discount rates ranging from 7.1% to 10.2% over the original terms of the paired agreements, which expire in 1996. The terms of one of these agreements has been extended, which will result in an additional pay-fixed swap of $100,000,000 commencing in 1996 and expiring in 2000. This swap will have a pay rate of 8.34% and a receive rate, based on LIBOR at December 31, 1995, of 5.5%.

Cash consideration received on the paired swaps is amortized as an offset to expense from net swap payments over the life of the related swap. Net expense related to these paired swaps of $2,900,000, $7,500,000 and $6,700,000 for 1995, 1994 and 1993,
respectively, is included in the Statement of Consolidated Income under the caption, "Unallocated corporate expense and other items, net." The unamortized balance of the cash consideration received on the paired swaps ($10,500,000 and $21,000,000 at December 31, 1995 and 1994, respectively) is included in the Consolidated Balance Sheet under the caption, "Other deferred items and insurance reserves."

Viad's payment services subsidiary enters into interest rate swap agreements to mitigate the effects of interest rate fluctuations on commissions paid to selling agents of its official check program. At December 31, 1995, the subsidiary had $275,000,000 notional amounts of such swap agreements, consisting of a $200,000,000 notional amount with a fixed pay rate of 5.5% and a variable receive rate of 5.8%, and a $75,000,000 notional amount with a variable pay rate of 5.1% and a variable receive rate of 4.8%. The net effect of these swap agreements on 1995 income was not material.

Viad also enters into foreign exchange forward contracts to hedge identifiable foreign currency commitments including intercompany transactions with Viad's foreign subsidiaries. These contracts are purchased to reduce the impact of foreign currency fluctuations on operating results. Viad does not engage in foreign currency speculation. While the hedging instruments are subject to the risk of loss from changes in exchange rates, these losses would generally be offset by gains on the exposures being hedged. Gains and losses on those hedging instruments that are designated and effective as hedges of firmly committed foreign currency transactions are deferred and recognized in income in the same period as the hedged transaction. Viad's theoretical risk in these transactions is the cost of replacing, at current market rates, these contracts in the event of default by the other party. Management believes the risk of incurring such losses is remote as the contracts are entered into with major financial institutions.

The following table summarizes by major currency the contractual amounts (stated in U.S. dollar equivalent) to purchase foreign currencies at December 31, 1995. The contracts mature through September 1996, with approximately 40% of such contracts expiring in January 1996. Contracts to sell foreign currencies are not material.


(000 omitted)
French franc                           $      32,936
Canadian dollar                               26,286
British pound                                 23,569
Italian lira                                  22,854
Austrian schilling                            19,304
Other                                          8,182
                                         -----------
                                       $     133,131
                                         ===========

Fair Value of Financial Instruments. The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by Viad using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that Viad could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

The carrying values of cash and cash equivalents, receivables, accounts payable and payment service obligations approximate fair values due to the short-term maturities of these instruments. The amortized cost and fair value of investments in debt and equity securities are disclosed in Note E of Notes to Consolidated Financial Statements. The carrying amounts and estimated fair values of Viad's other financial instruments at December 31 are as follows:


                                       1995                            1994
                          --------------------------      --------------------------
                           Carrying             Fair        Carrying            Fair
(000 omitted)                Amount            Value          Amount           Value
                        -----------      -----------     -----------     -----------
Total debt            $    (889,291)   $    (913,322)  $    (741,969)  $    (713,121)
Interest rate
 swaps (1)                  (11,820)         (32,731)        (23,169)        (62,191)
Foreign exchange
 forward contracts              ---            2,680             ---          (1,094)

(1) Carrying amount represents accrued interest and the unamortized cash proceeds.


The methods and assumptions used to estimate the fair values of the financial instruments are summarized as follows:

Debt--The fair value of debt was estimated by discounting the future cash flows using rates currently available for debt of similar terms and maturity. The carrying values of short-term bank loans, commercial paper and promissory notes were assumed to approximate fair values due to their short-term maturities.

Interest rate swaps--The fair values were estimated by discounting the expected cash flows using rates currently available for interest rate swaps of similar terms and maturities. The fair value represents the estimated amount that Viad would pay to the dealer to terminate the swap agreement at December 31.

Foreign exchange forward contracts--The fair value is estimated using quoted exchange rates of these or similar instruments.

O. LITIGATION AND CLAIMS
Several shareholder derivative complaints were filed in the Delaware Court of Chancery in late December 1995 and early January 1996 against members of Viad's Board of Directors, and against Viad as a nominal defendant. A lawsuit also was filed in the United States District Court, District of Arizona, on December 21, 1995, against the same parties, against a former member of Viad's Board, and against certain officers of Viad. The complaints variously allege fraud, negligence, mismanagement, corporate waste, invasion of privacy, intentional infliction of emotional distress, breaches of fiduciary duty, and seek equitable relief and recovery from or on behalf of Viad for compensatory and other damages incurred by Viad or the Arizona case plaintiff as a result of alleged payment of excessive compensation, improper investments or other improper activities. Viad and its counsel believe the claims are without merit. In addition, Viad and certain subsidiaries are plaintiffs or defendants to various other actions, proceedings and pending claims, including those matters discussed in more detail below. Certain of these pending legal actions are or purport to be shareholder or class actions. Some of the foregoing involve, or may involve, compensatory, punitive or other damages in material amounts. Litigation is subject to many uncertainties and it is possible that some of the legal actions, proceedings or claims referred to above could be decided against Viad. Although the amount of liability at December 31, 1995, with respect to these matters is not ascertainable, Viad believes that any resulting liability will not materially affect Viad's financial position or results of operations.

Viad also has been named defendant in multiple lawsuits filed by several hundred former railroad workers claiming asbestos-related health conditions. Viad has tolling agreements in place with approximately 3,400 other claimants. The claims relate to former subsidiaries and their production of railroad equipment. Due to their preliminary nature as well as potential insurance recoveries, the extent of the claims as they relate to Viad is not ascertainable at this time, however, Viad believes that any resulting liability will not materially affect its financial position or results of operations.

During 1995, a federal grand jury resumed an investigation, which began in early 1994 and was inactive for approximately one year, of Viad's airline catering subsidiary's billing practices at several airport flight kitchen locations. The subsidiary has cooperated fully in the investigation, has identified certain mistakes made in invoices to certain airline customers and has tendered reimbursements as appropriate. Viad believes that the subsidiary and its employees did not intend to improperly invoice the airlines, that such invoicing was at worst an uncorrected mutual error by both the subsidiary and the airlines, and that any resulting liability, after taking into consideration amounts already provided for, will not materially affect its financial position or results of operations.

Viad is subject to various environmental laws and regulations of the United States as well as of the states and other countries in whose jurisdictions Viad has or had operations and is subject to certain international agreements. As is the case with many companies, Viad faces exposure to actual or potential claims and lawsuits involving environmental matters. Although Viad is a party to certain environmental disputes, Viad believes that any liabilities resulting therefrom, after taking into consideration amounts already provided for, but exclusive of any potential insurance recoveries, will not have a material adverse effect on Viad's financial position or results of operations.

P. PRINCIPAL BUSINESS SEGMENTS
Description of Business. Viad operates in three principal business segments. Viad's Airline Catering and Services segment engages in airline catering operations, providing in-flight meals to domestic and international airlines as well as providing airplane fueling and ground handling services. The Convention Services business provides decorating, exhibit preparation, installation, electrical, transportation and management services for conventions and tradeshows and is a designer and builder of convention and other exhibits and displays. Viad's Travel and Leisure and Payment Services business offers money orders throughout the nation and performs official checks and negotiable instrument clearing services for banks and credit unions; operates contract foodservice facilities; and engages in certain cruise line and hotel/resort operations and recreation and travel services.

Major Customers. Major customers are defined as those which individually accounted for more than 10% of the Company's sales. Sales to one major customer accounted for 13% of Viad's consolidated sales in 1995 and 1994. Sales to a different major customer accounted for 12% of Viad's consolidated sales in 1993.

Year ended December 31, (000 omitted)
                                         1995             1994            1993            1992            1991
                                  -----------      -----------     -----------     -----------     -----------
Revenues:
 Airline Catering
   and Services                 $     800,338   $      763,658   $     502,775   $     527,832   $     492,151
 Convention Services                  588,978          522,683         356,267         238,694         212,828
 Travel and Leisure
   and Payment Services (1)           682,735          616,512         582,780         698,520         776,559
                                   ----------      -----------     -----------     -----------     -----------
                                $   2,072,051   $    1,902,853   $   1,441,822   $   1,465,046   $   1,481,538
                                   ==========      ===========     ===========     ===========     ===========
Operating Income: (2)
 Airline Catering
   and Services (3)             $      68,712   $       62,533   $      41,989   $      41,391   $      35,941
 Convention Services (4)               54,593           50,614          27,849          20,281          16,795
 Travel and Leisure
   and Payment Services (1)(4)          3,864           49,441          56,350          34,865          23,335
                                  -----------      -----------     -----------     -----------     -----------
 Total principal
   business segments                  127,169          162,588         126,188          96,537          76,071
 Unallocated corporate
   expense and other items,
   net (3) (4)                        (33,354)         (33,594)        (30,314)        (23,979)        (49,508)
                                  -----------      -----------     -----------     -----------     -----------
                                $      93,815   $      128,994   $      95,874   $      72,558   $      26,563
                                  ===========      ===========     ===========     ===========     ===========

(1) Viad's payment services subsidiary is investing increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues and operating income would be higher by $16,000,000, $7,897,000,
$3,967,000 and $982,000 for 1995, 1994, 1993 and 1992, respectively.
(2) Operating income by segment represents Revenues less Costs of sales and services. Unallocated corporate and other items, net, are then deducted from total operating income of principal business segments to arrive at total operating income.
(3) As described in Note N of Notes to Consolidated Financial Statements, during the third quarter of 1996,
Viad reclassified expenses related to its receivables sales program from Costs of sales and services to
Unallocated corporate expense and other items, net.  As a result, operating income of the Airline Catering and Services segment and unallocated corporate expense increased by approximately $2,157,000, $1,000,000,
$604,000, $608,000 and $1,497,000 for 1995, 1994, 1993, 1992 and 1991, respectively.  Total operating income remained unchanged.
(4) Includes a one-time gain of $3,477,000 due to the curtailment of certain postretirement medical benefits in 1995.  After deducting restructuring and other charges of $55,500,000, $30,000,000 and
$40,000,000 for Travel and Leisure and Payment Services in 1995, 1992 and 1991, respectively, and
$24,000,000 charged to Unallocated corporate expense in 1991. Also after deducting a total of $7,600,000 comprised of $749,000, $2,451,000 and $4,400,000 in 1992 for Convention Services, Travel and Leisure and
Payment Services and Unallocated corporate expense, respectively, for increased ongoing expenses (above 1991 levels) resulting from the adoption of SFAS No. 106 effective January 1, 1992.

                                Airline                    Travel and
                               Catering                   Leisure and     Principal
                                    and     Convention        Payment      Business
(000 omitted)                  Services       Services       Services      Segments      Corporate          Total
                            -----------    -----------    -----------   -----------    -----------    -----------
1995:
  Assets at year end:
   Before intangibles
     and restricted
     assets                 $   212,887   $    198,209   $    428,089   $   839,185   $    217,778   $  1,056,963
   Assets restricted
     for payment service
     obligations                                            1,666,116     1,666,116                     1,666,116
   Investments in
     discontinued
     operations                                                                            481,269        481,269
   Intangibles                  282,599        186,298         46,185       515,082          4,250        519,332
                             ----------     ----------     ----------    ----------     ----------     ----------
                            $   495,486   $    384,507   $  2,140,390   $ 3,020,383   $    703,297   $  3,723,680
                             ==========     ==========     ==========    ==========     ==========     ==========
  Capital
   expenditures (1)         $    15,185   $     15,035   $    29,911    $    60,131   $      1,996   $     62,127
                             ==========     ==========     ==========    ==========     ==========     ==========
  Depreciation and
   amortization:
   Depreciation             $    21,461   $     10,306   $     26,716   $    58,483   $      5,242   $     63,725
   Amortization of
     intangibles                  8,775          3,706          2,911        15,392                        15,392
                             ----------     ----------     ----------    ----------     ----------     ----------
                            $    30,236   $     14,012   $     29,627   $    73,875   $      5,242   $     79,117
                             ==========     ==========     ==========    ==========     ==========     ==========

(1)  Excluding the purchases of two cruise ships (which were previously leased) by Travel and Leisure and Payment
Services for a purchase price of $111,103,000 (See Note B of Notes to Consolidated Financial Statements).

                                Airline                    Travel and
                               Catering                   Leisure and     Principal
                                    and     Convention        Payment      Business
(000 omitted)                  Services       Services       Services      Segments      Corporate          Total
                            -----------    -----------    -----------   -----------    -----------    -----------
1994:
  Assets at year end:
   Before intangibles
     and restricted
     assets                 $   231,417   $    127,191   $    311,226   $   669,834   $    230,074   $    899,908
   Assets restricted
     for payment service
     obligations                                            1,339,802     1,339,802                     1,339,802
   Investments in
     discontinued
     operations                                                                            533,508        533,508
   Intangibles                  291,337        112,870         64,991       469,198          4,766        473,964
                             ----------     ----------     ----------    ----------     ----------     ----------
                            $   522,754   $    240,061   $  1,716,019   $ 2,478,834   $    768,348   $  3,247,182
                             ==========     ==========     ==========    ==========     ==========     ==========
  Capital expenditures      $    22,214   $     11,415   $     31,744   $    65,373   $      2,879   $     68,252
                             ==========     ==========     ==========    ==========     ==========     ==========
  Depreciation and
   amortization:
   Depreciation             $    20,125   $      8,370   $     22,065   $    50,560   $      4,982   $     55,542
   Amortization of
     intangibles                  8,362          2,748          2,336        13,446                        13,446
                             ----------     ----------     ----------    ----------     ----------     ----------
                            $    28,487   $     11,118   $     24,401   $    64,006   $      4,982   $     68,988
                             ==========     ==========     ==========    ==========     ==========     ==========

                                Airline                    Travel and
                               Catering                   Leisure and     Principal
                                    and     Convention        Payment      Business
(000 omitted)                  Services       Services       Services      Segments      Corporate          Total
                            -----------    -----------    -----------   -----------    -----------    -----------
1993:
  Assets at year end:
   Before intangibles
     and restricted
     assets                 $   143,085   $    118,467   $    342,925   $   604,477   $    244,540   $    849,017
   Assets restricted
     for payment service
     obligations                                            1,041,660     1,041,660                     1,041,660
   Investments in
     discontinued
     operations                                                                            448,625        448,625
   Intangibles                  240,684         79,928         60,084       380,696          6,150        386,846
                             ----------     ----------     ----------    ----------     ----------     ----------
                            $   383,769   $    198,395   $  1,444,669   $ 2,026,833   $    699,315   $  2,726,148
                             ==========     ==========     ==========    ==========     ==========     ==========
  Capital expenditures      $    16,125   $     11,838   $     38,726   $    66,689   $      1,637   $     68,326
                             ==========     ==========     ==========    ==========     ==========     ==========
  Depreciation and
   amortization:
   Depreciation             $    14,222   $      8,181   $     22,305   $    44,708   $      3,785   $     48,493
   Amortization of
     intangibles                  7,041            743          4,297        12,081                        12,081
                             ----------     ----------     ----------    ----------     ----------     ----------
                            $    21,263   $      8,924   $     26,602   $    56,789   $      3,785   $     60,574
                             ==========     ==========     ==========    ==========     ==========     ==========

Q. CONDENSED CONSOLIDATED QUARTERLY RESULTS (UNAUDITED)

                                         First Quarter                  Second Quarter
                                    --------------------------       --------------------------
(000 omitted)                             1995            1994            1995             1994
                                   -----------     -----------     -----------      -----------
Revenues:
  Airline Catering
   and Services                  $     184,456   $     151,463   $     206,509    $     202,225
  Convention Services                  154,397         127,671         131,588          135,736
  Travel and Leisure and
   Payment Services (1)                152,453         147,513         168,026          156,495
                                    ----------      ----------      ----------       ----------
                                 $     491,306   $     426,647   $     506,123    $     494,456
                                    ==========      ==========      ==========       ==========
Operating Income:
  Airline Catering
   and Services (2)              $      11,437   $       8,558   $      18,592    $      16,802
  Convention Services (3)               15,001          12,392          16,629           14,957
  Travel and Leisure and
   Payment Services (1)                  4,417           2,551          17,025           13,362
                                    ----------      ----------      ----------       ----------
  Total principal
   business segments                    30,855          23,501          52,246           45,121
                                    ----------      ----------      ----------       ----------
  Unallocated corporate expense
   and other items, net (2)             (9,290)         (7,798)         (8,329)          (7,427)
                                    ----------      ----------      ----------       ----------
                                 $      21,565   $      15,703   $      43,917    $      37,694
                                    ==========      ==========      ==========       ==========
Income:
  Continuing operations          $       5,224   $       2,893   $      21,276    $      16,926
  Discontinued operations               12,462          14,317          26,190           26,467
                                    ----------      ----------      ----------       ----------
  Income before cumulative
   effect of change in
   accounting principle                 17,686          17,210          47,466           43,393
  Cumulative effect of change
   in accounting principle (5)         (13,875)
                                    ----------      ----------      ----------       ----------
Net income                       $       3,811   $      17,210   $      47,466    $      43,393
                                    ==========      ==========      ==========       ==========
Income per Common
  Share (dollars):
  Continuing operations          $        0.06   $        0.03   $        0.24    $        0.19
  Discontinued operations                 0.14            0.17            0.30             0.31
                                    ----------      ----------      ----------       ----------
  Income before cumulative
   effect of change in
   accounting principle                   0.20            0.20            0.54             0.50
  Cumulative effect of change
   in accounting principle (5)           (0.16)
                                    ----------      ----------      ----------       ----------
Net income per common share      $        0.04   $        0.20   $        0.54    $        0.50
                                    ==========      ==========      ==========       ==========
/TABLE
Q. CONDENSED CONSOLIDATED QUARTERLY RESULTS, continued (UNAUDITED)

                                        Third Quarter                  Fourth Quarter
                                    --------------------------       --------------------------
(000 omitted)                             1995            1994            1995             1994
                                   -----------     -----------     -----------      -----------
Revenues:
  Airline Catering
   and Services                  $     212,951   $     211,486   $     196,422    $     198,484
  Convention Services                  130,302         124,097         172,691          135,179
  Travel and Leisure and
   Payment Services (1)                199,422         173,608         162,834          138,896
                                    ----------      ----------      ----------       ----------
                                 $     542,675   $     509,191   $     531,947    $     472,559
                                    ==========      ==========      ==========       ==========
Operating Income (Loss):
  Airline Catering
   and Services (2)              $      21,029   $      20,223   $      17,654    $      16,950
  Convention Services                    9,896          11,539          13,067           11,726
  Travel and Leisure and
   Payment Services (1)(4)             (28,079)         23,126          10,501           10,402
                                    ----------      ----------      ----------       ----------
  Total principal
   business segments                     2,846          54,888          41,222           39,078
                                    ----------      ----------      ----------       ----------
  Unallocated corporate expense
   and other items, net (2)             (6,839)         (8,630)         (8,896)          (9,739)
                                    ----------      ----------      ----------       ----------
                                 $      (3,993)  $      46,258   $      32,326    $      29,339
                                    ==========      ==========      ==========       ==========
Income (Loss):
  Continuing operations          $     (12,122)  $      22,181   $      15,910    $      11,599
  Discontinued operations              (77,615)         23,247           5,991           22,681
                                    ----------      ----------      ----------       ----------
Net income (loss)                $     (89,737)  $      45,428   $      21,901    $      34,280
                                    ==========      ==========      ==========       ==========
Income (Loss) per
  Common Share (dollars):
  Continuing operations          $       (0.15)  $        0.25   $        0.18    $        0.14
  Discontinued operations                (0.87)           0.27            0.06             0.25
                                    ----------      ----------      ----------       ----------
Net income (loss) per
 common share                    $       (1.02)  $        0.52   $        0.24    $        0.39
                                    ==========      ==========      ==========       ==========

(1)  Viad's payment services subsidiary is investing increasing amounts in tax-exempt securities. On a fully taxable equivalent basis, revenues and operating income would be higher by the following amounts:

                                                       1995            1994
                                                 ----------     -----------
     First Quarter                            $   3,443,000   $   1,514,000
     Second Quarter                               3,929,000       1,422,000
     Third Quarter                                4,129,000       2,376,000
     Fourth Quarter                               4,499,000       2,585,000
(2)  As described in Note N of Notes to Consolidated Financial Statements, during the third quarter of 1996, Viad reclassified expenses related to its receivables sales program from Costs of sales and services to Unallocated corporate expense and other items, net.
As a result, operating income of the Airline Catering and Services segment and unallocated corporate expense increased by approximately $411,000, $660,000, $530,000 and $556,000 for the 1995 first, second, third and fourth quarters, respectively, and by $137,000,
$262,000, $276,000 and $325,000 for the 1994 first, second, third and fourth quarters, respectively.  Total operating income remained unchanged.


(3)  Includes a one-time gain of $3,477,000 due to the curtailment of certain postretirement medical benefits in the second quarter of 1995.
(4)  After deducting asset write-downs of $55,500,000 for Travel and Leisure and Payment
Services in the third quarter of 1995 (See Note C of Notes to Consolidated Financial
Statements).
(5)  In the fourth quarter of 1995, Viad elected the early adoption of SFAS No. 121 retroactive to January 1, 1995. The effect of this adoption was to decrease previously reported first quarter 1995 net income by $13,875,000 and first quarter 1995 net income per common share by $0.16 (See Note C of Notes to Consolidated Financial
Statements).
